                                                FILED PURSUANT TO RULE 424(b)(2)
                                                      REGISTRATION NO. 333-43570
                                                                    333-43570-01

            PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JANUARY 18, 2001

                               [NATIONAL CITY LOGO]

                      NATIONAL CITY CREDIT CARD MASTER TRUST
                                      ISSUER

                                NATIONAL CITY BANK
                                SELLER AND SERVICER

    $371,875,000 CLASS A FLOATING RATE ASSET BACKED CERTIFICATES, SERIES 2001-1
     $25,500,000 CLASS B FLOATING RATE ASSET BACKED CERTIFICATES, SERIES 2001-1

                                  CLASS A CERTIFICATES          CLASS B CERTIFICATES
                              ----------------------------  ----------------------------
Certificate rate               One-Month LIBOR plus 0.16%    One-Month LIBOR plus 0.45%
                                        per year                      per year
Interest paid                     Monthly on the 15th,          Monthly on the 15th,
                                beginning March 15, 2001      beginning March 15, 2001
Scheduled principal payment         January 17, 2006              January 17, 2006
  date
Legal final maturity date           January 15, 2008              January 15, 2008
Price to public                         100.000%                      100.000%
Underwriting discount                    0.275%                        0.325%
Proceeds to seller                      99.725%                       99.675%

  CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE S-7 IN THIS PROSPECTUS
                                   SUPPLEMENT
                         AND PAGE 6 IN THE PROSPECTUS.

The certificates are not deposits and neither the certificates nor the underlying accounts or receivables are insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The certificates will represent interests in the National City Credit Card Master Trust only and will not represent interests in or obligations of National City Bank or any of its affiliates.

This prospectus supplement may be used to offer and sell the certificates only if accompanied by the prospectus.

This prospectus supplement and the accompanying prospectus may be used by NatCity Investments, Inc. or another affiliate of the bank in connection with offers and sales of the certificates in market-making transactions.

CREDIT ENHANCEMENT:

- The Class B certificates will be subordinated to the Class A certificates.

- The trust is also issuing a collateral interest in the amount of $27,625,000. The collateral interest will be subordinated to both the Class A certificates and the Class B certificates.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE CERTIFICATES OR DETERMINED THAT THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                    Underwriters of the Class A certificates

SALOMON SMITH BARNEY
                                   JP MORGAN
                                                       NATCITY INVESTMENTS, INC.

                    Underwriters of the Class B certificates

SALOMON SMITH BARNEY                                                   JP MORGAN
                                JANUARY 23, 2001

              IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS
             PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS

     We provide information to you about the certificates in two separate documents: (a) this prospectus supplement, which describes the specific terms of your series of certificates, (b) the accompanying prospectus, which provides general information, some of which may not apply to your series of certificates.

     If the terms of your series of certificates vary between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

     You should rely on the information provided in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not offering the certificates in any state where the offer is not permitted.

     We include cross-references in this prospectus supplement and the accompanying prospectus to captions in these materials where you can find further related discussions. The following Table of Contents and the Table of Contents included in the accompanying prospectus provide the pages on which these captions are located.

     Parts of this prospectus supplement and the accompanying prospectus use defined terms. You can find these terms and their definitions under the caption "Glossary of Defined Terms" beginning on page S-26 in this document and on page 63 in the accompanying prospectus.

     TO ASSIST YOU IN UNDERSTANDING THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, THE TERMS THAT ARE DEFINED IN THE "GLOSSARY OF DEFINED TERMS" IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS APPEAR IN BOLD TYPEFACE THE FIRST TIME THEY APPEAR IN EACH OF THE SECTIONS AND SUBSECTIONS, BEGINNING ON PAGE S-9 IN THIS PROSPECTUS SUPPLEMENT AND BEGINNING ON PAGE 14 IN THE ACCOMPANYING PROSPECTUS.

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Transaction Summary..................    S-1
Summary of Terms.....................    S-2
  The Trust..........................    S-2
  Offered Securities.................    S-2
     Interest Payments...............    S-2
     Principal Payments..............    S-2
  The Collateral Interest............    S-3
  Credit Enhancement.................    S-3
  Other Interests in the Trust.......    S-3
     Other Series of Certificates....    S-3
     The Seller Interest.............    S-3
  Information about the
     Receivables.....................    S-3
  Allocations........................    S-4
     Your Series.....................    S-4
     Among Classes...................    S-4
  Application of Collections.........    S-4
     Finance Charge Receivables
       Collections...................    S-4
     Excess Spread...................    S-4
     Principal Collections...........    S-5
  Pay Out Events.....................    S-5
  Optional Repurchase................    S-5
  Registration, Clearance and
     Settlement......................    S-6
  Tax Status.........................    S-6
  ERISA Considerations...............    S-6
  Certificate Ratings................    S-6
Risk Factors.........................    S-7
  Ability to Resell Series 2001-1
     Certificates Not Assured........    S-7
  Credit Enhancement May Not Be
     Sufficient to Prevent Loss......    S-7
  Class B Certificates are
     Subordinate to the Class A
     Certificates; Trust Assets May
     Be Diverted from Class B to Pay
     Class A.........................    S-7
  Ratings May Be Lowered or Withdrawn
     After You Purchase Your
     Certificates and the Market
     Value of Your Certificates May
     Be Reduced......................    S-8
Introduction.........................    S-9
Maturity Considerations..............    S-9
  Controlled Accumulation Period.....    S-9
  Early Amortization Period..........   S-10

                                        PAGE
                                        ----
Use of Proceeds......................   S-11
National City Bank...................   S-11
Series Provisions....................   S-11
  Interest Payments..................   S-11
  Principal Payments.................   S-12
     Revolving Period................   S-12
     Controlled Accumulation
       Period........................   S-12
     Early Amortization Period.......   S-13
  Postponement of Controlled
     Accumulation Period.............   S-13
  Subordination......................   S-13
  Allocation Percentages.............   S-14
  Reallocation of Cash Flows.........   S-14
     Class A Required Amount.........   S-14
     Class B Required Amount.........   S-15
  Application of Collections.........   S-15
     Payment of Interest, Fees and
       Other Items...................   S-15
     Excess Spread and Excess Finance
       Charge Collections............   S-16
     Payments of Principal...........   S-17
  Sharing of Excess Finance Charge
     Collections.....................   S-18
  Shared Principal Collections.......   S-18
  Defaulted Receivables; Investor
     Charge-Offs.....................   S-18
     Class A Investor Default
       Amount........................   S-18
     Class B Investor Default
       Amount........................   S-19
     Collateral Default Amount.......   S-19
  Principal Funding Account..........   S-20
  Reserve Account....................   S-20
  Pay Out Events.....................   S-21
  Servicing Compensation.............   S-22
  Series Termination.................   S-22
ERISA Considerations.................   S-23
  General............................   S-23
  Class A Certificates...............   S-23
  Class B Certificates...............   S-24
Underwriting.........................   S-24
Glossary of Defined Terms............   S-26
Annex I: Previous Issuances of
  Certificates.......................    I-1
Annex II: The Bank Portfolio.........   II-1

                              TRANSACTION SUMMARY

Trust and Issuer:               National City Credit Card Master Trust
Seller:                         National City Bank
Servicer:                       National City Bank
Trustee:                        The Bank of New York
Closing Date:                   January 31, 2001
Series Servicing Fee
Percentage:                     2% per annum
Clearance and Settlement:       DTC/Clearstream/Euroclear
Primary Trust Assets:           Receivables originated in MasterCard(R) and
                                VISA(R)* accounts

                                           CLASS A                         CLASS B
                                           -------                         -------
Principal Amount:               $371,875,000                    $25,500,000
Percentage of Series:**         87.5%                           6.0%
Anticipated Ratings:***         Aaa/AAA/AAA                     A2/A/A
(Moody's/Standard & Poor's/
  Fitch)
Credit Enhancement:             subordination of Class B and    subordination of collateral
                                collateral interest             interest
Certificate Rate:               one-month                       one-month
                                LIBOR plus                      LIBOR plus
                                0.16% per year                  0.45% per year
Interest Accrual Method:        actual/360                      actual/360
Interest Payment Dates:         monthly (15th)                  monthly (15th)
Certificate Rate Index Reset    2 London business days before   2 London business days before
  Date:                         each interest payment date      each interest payment date
First Interest Payment Date:    March 15, 2001                  March 15, 2001
Commencement of Controlled
  Accumulation Period
  (subject to adjustment):      beginning at the close of       beginning at the close of
                                business on December 31, 2004   business on December 31, 2004
Scheduled Principal Payment
  Date:                         January 17, 2006                January 17, 2006
Final Maturity Date:            January 15, 2008                January 15, 2008
ERISA eligibility               Yes, subject to important       No
  (investors should consult     considerations described under
  with their counsel):          "ERISA Considerations" in this
                                prospectus supplement and the
                                accompanying prospectus.
Debt for United States Federal  Yes, subject to important       Yes, subject to important
  Income Tax Purposes           considerations described under  considerations described under
  (investors should consult     "Federal Income Tax             "Federal Income Tax
  with their tax counsel):      Consequences" in the            Consequences" in the
                                accompanying prospectus.        accompanying prospectus.

---------------

  * MasterCard(R) and VISA(R) are federally registered servicemarks of MasterCard International Incorporated and VISA U.S.A., Inc., respectively.

 ** The percentage of Series 2001-1 comprised by the collateral interest is 6.5%.

*** It is a condition to issuance of the Series 2001-1 certificates that one of these ratings be obtained.

                                SUMMARY OF TERMS

THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU NEED TO CONSIDER IN MAKING YOUR INVESTMENT DECISION. TO UNDERSTAND ALL OF THE TERMS OF THE OFFERING OF THE CERTIFICATES, READ CAREFULLY THIS ENTIRE DOCUMENT AND THE ACCOMPANYING PROSPECTUS.

THIS SUMMARY PROVIDES AN OVERVIEW OF CERTAIN CALCULATIONS, CASH FLOWS AND OTHER INFORMATION TO AID YOUR UNDERSTANDING AND IS QUALIFIED BY THE FULL DESCRIPTION OF THESE CALCULATIONS, CASH FLOWS AND OTHER INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS.

THE TRUST

National City Credit Card Master Trust will issue the certificates. The trustee is The Bank of New York.

OFFERED SECURITIES

National City Credit Card Master Trust is offering the Class A certificates and the Class B certificates as part of Series 2001-1. The Class A certificates and the Class B certificates represent an interest in the assets of the trust.

The Class B certificates are subordinated to the Class A certificates.

  INTEREST PAYMENTS

The Class A certificates will accrue interest for each interest period at an annual rate equal to LIBOR plus 0.16%.

The Class B certificates will accrue interest for each interest period at an annual rate equal to LIBOR plus 0.45%.

Interest accrued during each interest period will be due on each distribution date. Any interest due but not paid on a distribution date will be payable on the next distribution date together with additional interest at the applicable certificate rate plus 2.0% per annum.

- A distribution date is the 15th day of each month, or if that day is not a business day, the next business day. The first distribution date is March 15, 2001.

- Each interest period begins on and includes a distribution date and ends on but excludes the next distribution date. However, the first interest period will begin on and include, January 31, 2001, which is the closing date, and end on but exclude March 15, 2001, the first distribution date.

- LIBOR is the rate for deposits in U.S. dollars for a one-month period which appears on Telerate Page 3750 (or similar replacement page) as of 11:00 a.m., London time, on the related LIBOR determination date. See "Series
  Provisions -- Interest Payments" in this prospectus supplement for a discussion of the determination of LIBOR if that rate does not appear on Telerate Page 3750 (or similar replacement page).

See "Series Provisions -- Interest Payments" in this prospectus supplement for a discussion of the LIBOR determination date, and the determination of amounts available to pay interest.

You may obtain the certificate rates for the current and immediately preceding interest periods by telephoning The Bank of New York, the trustee, at (212) 815-5731.

  PRINCIPAL PAYMENTS

You are expected to receive payment of principal in full on January 17, 2006, or, if that date is not a business day, the next business day, which is called the scheduled principal payment date. However, principal could be paid earlier or later, or in reduced amounts. No principal will be paid to the Class B certificateholders until the Class A certificateholders are paid in full. For a discussion of how amounts are allocated and the timing of principal payments, see "Maturity Considerations" in this prospectus supplement and in the accompanying prospectus and "Series Provisions -- Allocation Percentages" in this prospectus supplement.

The final payment of principal and interest on the certificates will be made no later than January 15, 2008, or, if that date is not a business day, the next business day, which is called the Series 2001-1 termination date.

See "Series Provisions -- Principal Payments" in this prospectus supplement for a discussion of amounts available to pay principal.

THE COLLATERAL INTEREST

The trust is also issuing an interest in the assets of the trust that is subordinated to the certificates, called the collateral interest. The initial collateral invested amount is $27,625,000, representing 6.5% of the sum of the initial aggregate principal amount of the certificates and the initial collateral invested amount. As a subordinated interest, the collateral interest is a form of credit enhancement for the certificates. The collateral interest holder will have voting and certain other rights as if the collateral interest were a subordinated class of certificates.

The collateral interest is not offered by this prospectus supplement and the accompanying prospectus.

CREDIT ENHANCEMENT

Credit enhancement for your series is for your series' benefit only, and you are not entitled to the benefits of any credit enhancement available to other series.

Subordination of the Class B certificates provides credit enhancement for the Class A certificates. Subordination of the collateral interest provides credit enhancement for the Class A certificates and the Class B certificates. The collateral invested amount and the interest of the Class B certificateholders, called the Class B invested amount, must be reduced to zero before the Class A certificateholders will suffer any loss of principal. The collateral invested amount must be reduced to zero before the Class B certificateholders will suffer any loss of principal. For a description of the events which may lead to a reduction of Class A, Class B and the collateral invested amounts, see "Series Provisions -- Reallocation of Cash Flows," "-- Application of Collections" and "-- Defaulted Receivables; Investor Charge-Offs" in this prospectus supplement.

OTHER INTERESTS IN THE TRUST

  OTHER SERIES OF CERTIFICATES

The trust has issued other series of certificates and expects to issue additional series of certificates. When issued by the trust, the certificates of each of those series also represent an interest in the assets of the trust. You can review a summary of each series previously issued and currently outstanding under the caption "Annex I: Previous Issuances of Certificates" included at the end of this prospectus supplement. The trust may issue additional series with terms that may be different from any other series without prior review or consent by any certificateholders.

  THE SELLER INTEREST

National City Bank will own the seller interest, which represents the remaining interest in the assets of the trust not represented by the certificates, the collateral interest and the other interests issued by the trust. The seller interest does not provide credit enhancement for your series or any other series.

INFORMATION ABOUT THE RECEIVABLES

The trust assets include receivables from certain MasterCard(R) and VISA(R)* revolving credit card accounts selected from National City Bank's credit card account portfolio.

The receivables consist of both principal receivables and finance charge receivables.

Principal receivables are, generally, (a) amounts charged by cardholders for goods and services and (b) cash advances.

Finance charge receivables are (a) the related finance charges and credit card fees, (b) for your series, certain amounts of fees, called interchange, collected through MasterCard and VISA and annual membership fees collected from cardholders and (c) amounts that are recovered after they were previously considered defaulted.

National City Bank, as servicer, will collect payments on the receivables in the trust and will deposit those collections in a collection account. The servicer will keep track of those collections

---------------

* MasterCard(R) and VISA(R) are federally registered servicemarks of MasterCard International Incorporated and Visa U.S.A., Inc., respectively.

that are finance charge receivables and those collections that are principal receivables.

ALLOCATIONS

  YOUR SERIES

Each month National City Bank, as servicer, will allocate collections received among:

- Series 2001-1;

- other series outstanding; and

- the seller interest in the trust.

The amount allocated to your series will be determined mainly upon the size of the invested amount of your series compared to the total amount of principal receivables in the trust. At the time of issuance of the certificates, the invested amount for Series 2001-1 will be $425,000,000.

  AMONG CLASSES

Amounts allocated to your series will be further allocated among the holders of the Class A certificates, the holders of the Class B certificates and the holder of the collateral interest on the basis of the invested amount of each class. Initially the invested amount of each class will be equal to the original principal amount of the class.

See "Series Provisions -- Allocation Percentages" in this prospectus supplement.

You are entitled to receive payments of interest and principal only from collections and other trust assets allocated to your series. The invested amount, which is the primary basis for allocations to your series, is the sum of
(a) the Class A invested amount, (b) the Class B invested amount and (c) the collateral invested amount.

If the invested amount of your series declines, amounts allocated and available for payment to your series and to you will be reduced. In addition, for purposes of allocating finance charge collections and amounts that are written off as uncollectible, the allocations to the certificates will be based upon the adjusted invested amount, which will be the invested amount less amounts accumulated in the principal funding account for payment to the certificateholders and the collateral interest holder on the scheduled principal payment date. For a description of the events which may lead to these reductions, see "Series Provisions -- Allocation Percentages" and
"-- Reallocation of Cash Flows" in this prospectus supplement.

APPLICATION OF COLLECTIONS

  FINANCE CHARGE RECEIVABLES COLLECTIONS

The following steps describe how the trust allocates and applies collections of finance charge receivables to your series.

- Collections of finance charge receivables allocated to the Class A certificates will be used to pay interest on the Class A certificates, to pay Class A's portion of the servicing fee and to cover Class A's portion of receivables that are written off as uncollectible. Any remaining amount will become excess spread and be applied as described in "-- Excess Spread" below.

- Collections of finance charge receivables allocated to the Class B certificates will be used to pay interest on the Class B certificates and to pay Class B's portion of the servicing fee. Any remaining amount will become excess spread and be applied as described in "-- Excess Spread" below.

- Collections of finance charge receivables allocated to the collateral interest will be used to pay the collateral interest's portion of the servicing fee. Any remaining amount will become excess spread and be applied as described in "-- Excess Spread" below.

  EXCESS SPREAD

Each month the trust will distribute the excess spread and your series' share of excess finance charges from other series in the following order of priority:

- first to make up deficiencies with respect to Class A;

- then to make up deficiencies with respect to Class B;

- then to pay interest on the collateral interest and to make up deficiencies with respect to the collateral interest;

- then, in limited circumstances, to fund a reserve account to cover interest payment deficits during the accumulation period;

- finally to make payments to the holder of the collateral interest.

See "Series Provisions -- Application of Collections" in this prospectus supplement.

  PRINCIPAL COLLECTIONS

The trust will apply your series' share of principal collections each month as follows:

- First, principal collections allocated to the collateral interest and the Class B certificates may be reallocated, if necessary, to make required payments on the Class A certificates and the Class B certificates not made from finance charge collections, excess spread, excess finance charge collections or funds in the reserve account.

- During the revolving period, no principal will be paid to you or accumulated in a trust account. Instead, your series' share of principal collections will then be treated as shared principal collections and may be available to make principal payments for other series.

- The controlled accumulation period is scheduled to begin at the close of business on December 31, 2004, but may begin at a later date. During the controlled accumulation period, principal collections will be deposited in a trust account, up to a controlled deposit amount, for payment to the holders of the Class A certificates, the Class B certificates and the collateral interest on the scheduled principal payment date.

- If a pay out event (described below) that applies to Series 2001-1 or to all series occurs, the early amortization period will begin. During the early amortization period, principal collections will be paid first to the Class A certificateholders, then to the Class B certificateholders and then to the collateral interest holder.

- Any remaining principal collections will be first made available to other series and then paid to the holder of the seller interest or deposited in the special funding account.

PAY OUT EVENTS

The documents under which the Class A certificates, the Class B certificates and the collateral interest will be issued include a list of adverse events known as pay out events. If a pay out event that applies to Series 2001-1 or to all series occurs, the trust will use collections of principal receivables allocated to Series 2001-1 each month to pay principal.

The following are pay out events:

- the seller fails to make required payments, fails to make required deposits, or violates other covenants and agreements;

- any representation or warranty of the seller is materially incorrect;

- the seller does not transfer additional assets to the trust when required;

- the yield on the trust portfolio averaged over three months is less than the weighted average interest rate for Series 2001-1, calculated by dividing the interest rate for the Class A, Class B and collateral interest, plus the series servicing fee percentage for Series 2001-1 by the invested amount averaged over the same three months;

- certain defaults of the servicer;

- the occurrence of certain events of insolvency or receivership relating to the seller (including any additional seller);

- the seller is unable to transfer receivables to the trust as required under the pooling and servicing agreement; and

- the trust becomes an "investment company" under the Investment Company Act of 1940.

For a more detailed discussion of pay out events, see "Series Provisions -- Pay Out Events" in this prospectus supplement. In addition, see "Description of the Certificates -- Pay Out Events" in the accompanying prospectus.

OPTIONAL REPURCHASE

National City Bank has the option to repurchase your certificates when the invested amount for your series has been reduced to 5.0% or less of the initial invested amount. See "Description of the Certificates -- Optional Termination; Final Payment of Principal" in the accompanying prospectus.

REGISTRATION, CLEARANCE AND SETTLEMENT

Your certificates will be registered in the name of Cede & Co., as the nominee of the Depository Trust Company. You will not receive a definitive certificate representing your interest, except in limited circumstances described in the accompanying prospectus when certificates in fully registered, certificated form are issued. See "Description of the Certificates -- Definitive Certificates" in the accompanying prospectus.

You may elect to hold your certificates through DTC, in the United States, or Clearstream Banking, societe anonyme or the Euroclear System, in Europe. Transfers within DTC, Clearstream or Euroclear, as the case may be, will be made in accordance with the usual rules and operating procedures of those systems. Cross-market transfers between persons holding directly or indirectly through DTC and counterparties holding directly or indirectly through Clearstream or Euroclear will be made in DTC through the relevant depositaries of Clearstream or Euroclear. See "Description of the Certificates -- Book-Entry Registration" in the accompanying prospectus.

We expect that the certificates will be delivered in book-entry form through the facilities of DTC, Clearstream and Euroclear on or about the closing date.

TAX STATUS

Subject to important considerations described under "Federal Income Tax Consequences" in the accompanying prospectus, Orrick, Herrington & Sutcliffe LLP, as special tax counsel to the bank, is of the opinion that under existing law your certificates will be characterized as debt for federal income tax purposes. The seller has agreed, and, by the purchase of your certificates, you agree, to treat your certificates as debt for federal, state and local income tax purposes and franchise tax purposes. See "Federal Income Tax Consequences" in the accompanying prospectus for additional information concerning the application of federal income tax laws and information regarding certain state tax laws.

ERISA CONSIDERATIONS

Subject to important considerations described under "ERISA Considerations" in this prospectus supplement and in the accompanying prospectus, the Class A certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.

For the reasons discussed under "ERISA Considerations" in this prospectus supplement and the accompanying prospectus, the Class B certificates are not eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.

CERTIFICATE RATINGS

The Class A certificates are required to be rated in the highest rating category by at least one nationally recognized rating organization.

The Class B certificates are required to be rated in one of the three highest rating categories by at least one nationally recognized rating organization.

See "Certificate Ratings" in the accompanying prospectus for a discussion of the primary factors upon which the ratings are based. See also "Risk
Factors -- Ratings May Be Lowered or Withdrawn After You Purchase Your Certificates and the Market Value of Your Certificates May Be Reduced" in this prospectus supplement and "Risk Factors -- Credit Ratings Assigned to Your Certificates are Limited in Nature" in the accompanying prospectus.

                                  RISK FACTORS

     In the accompanying prospectus you will find a section called "Risk Factors." The information in that section applies to all series, including yours. The information in this section applies more specifically to your series.

     You should consider the risk factors discussed under the caption "Risk Factors" in the accompanying prospectus and the risk factors discussed below in this section before deciding whether to purchase any of the Series 2001-1 certificates.

ABILITY TO RESELL SERIES 2001-1 CERTIFICATES NOT ASSURED

If you purchase Series 2001-1 certificates, you may not be able to sell them. There is currently no secondary market for the certificates. A secondary market for your certificates may not develop. If a secondary market does develop, it may not continue or it may not provide sufficient liquidity to allow you to resell all or a part of your certificates if you want to do so. The underwriters of the Class A certificates and the underwriter of the Class B certificates may assist in resales of the certificates, but they are not required to do so.

CREDIT ENHANCEMENT MAY NOT BE SUFFICIENT TO PREVENT LOSS

Credit enhancement for the Class A certificates is provided through the subordination of the Class B certificates and the collateral interest. However, this credit enhancement is limited. The only sources of payment for your certificates are the assets of the trust allocated to your series. If problems develop with the receivables, such as an increase in losses on the receivables, or there are problems in the collection and transfer of the receivables to the trust, it is possible that you may not receive the full amount of interest and principal that you would otherwise receive. See "Series Provisions -- Allocation Percentages" and "-- Defaulted Receivables; Investor Charge-Offs" in this prospectus supplement.

CLASS B CERTIFICATES ARE SUBORDINATE TO THE CLASS A CERTIFICATES; TRUST ASSETS MAY BE DIVERTED FROM CLASS B TO PAY CLASS A

If you purchase a Class B certificate, your right to receive principal payments is subordinated to the payment in full of the Class A certificates. No principal will be paid to you until the full amount of principal has been paid or accumulated for payment on the Class A certificates. In addition, if Class A's share of collections of finance charge receivables allocated to Series 2001-1, excess spread and the collateral interest's share of principal collections are insufficient to make all required payments for the Class A certificates, collections of principal receivables allocated to Class B may be diverted to Class A. Also, if Class A's share of losses on the receivables exceeds collections and credit enhancement available to cover those losses and the collateral invested amount is reduced to zero, the Class B invested amount may be reduced to avoid reducing the Class A invested amount. If this occurs, the Class B invested amount and future allocations to Class B would be reduced. Accordingly, you may receive payment of interest or principal later than you expect or you may not receive the full amount of principal and interest due to you. See "Series
Provisions -- Reallocation of Cash Flows" and "-- Defaulted Receivables; Investor Charge-Offs" in this prospectus supplement.

RATINGS MAY BE LOWERED OR WITHDRAWN AFTER YOU PURCHASE YOUR CERTIFICATES AND THE MARKET VALUE OF YOUR CERTIFICATES MAY BE REDUCED

The ratings assigned to the Series 2001-1 certificates are based upon many factors, including the credit quality of the receivables and the amount of credit enhancement provided. The ratings are not a recommendation to purchase, hold or sell any of the Series 2001-1 certificates. The ratings also are not intended and should not be relied upon to determine the marketability of the Series 2001-1 certificates, the market value of the Series 2001-1 certificates or whether the Series 2001-1 certificates are a suitable investment for you.

Any rating agency may lower its rating or withdraw its rating entirely if, in the sole judgment of the rating agency, the credit quality of the certificates has declined or is in question. If any rating assigned to your certificates is lowered or withdrawn, the market value of your certificates may be reduced.

                                  INTRODUCTION

     The following provisions of this prospectus supplement contain more detailed information concerning the asset backed certificates offered by this prospectus supplement and the accompanying prospectus. The Class A certificates, the Class B certificates and the COLLATERAL INTEREST will be issued by National City Credit Card Master Trust pursuant to the SERIES 2001-1 SUPPLEMENT to the pooling and servicing agreement, as amended and restated. The Series 2001-1 supplement will specify the principal terms of the Class A certificates, the Class B certificates and the collateral interest. Forms of a series supplement and the pooling and servicing agreement have been filed as exhibits to the registration statement for the National City Credit Card Master Trust.

     The property of the trust includes receivables generated from time to time in a portfolio of consumer revolving credit card accounts. A description of the bank portfolio and the trust portfolio is provided in Annex II. See "Annex II." Annex II is incorporated into this prospectus supplement by reference.

     Series 2001-1 will be the third series issued by the trust and the third series outstanding, as of the CLOSING DATE, included in GROUP ONE. See "Annex I:
Previous Issuances of Certificates." Annex I is incorporated into this prospectus supplement by reference. Other series issued in the future may be included in group one.

     The Class A and Class B certificates offered by this prospectus supplement and the accompanying prospectus are investment grade asset backed securities within the meaning of the Securities Act of 1933, as amended and the rules promulgated under the Securities Act.

     To assist you in understanding this prospectus supplement and the accompanying prospectus, the terms that are defined in the "Glossary of Defined Terms" appear in bold typeface the first time they appear in this section and each of the following sections and subsections.

                            MATURITY CONSIDERATIONS

     You are expected to receive payment of principal in full on January 17, 2006, the SCHEDULED PRINCIPAL PAYMENT DATE. You may, however, receive payments of principal earlier than the scheduled principal payment date if a PAY OUT EVENT occurs and the EARLY AMORTIZATION PERIOD begins. The holders of the Class B certificates will not begin to receive principal payments until the final principal payment on the Class A certificates has been made.

CONTROLLED ACCUMULATION PERIOD

     Series 2001-1 will have a period of time, called the CONTROLLED ACCUMULATION PERIOD when payments of principal are deposited in the PRINCIPAL FUNDING ACCOUNT to pay the certificates and the COLLATERAL INTEREST in full on the SCHEDULED PRINCIPAL PAYMENT DATE. The controlled accumulation period is scheduled to begin at the close of business on December 31, 2004, but in some cases may be delayed to no later than the close of business on November 30, 2005. The controlled accumulation period will end when any one of the following occurs:

     - the INVESTED AMOUNT is paid in full;

     - the EARLY AMORTIZATION PERIOD begins; or

     - the SERIES 2001-1 TERMINATION DATE.

     On each DISTRIBUTION DATE during the controlled accumulation period, an amount equal to, for each MONTHLY PERIOD, the least of:

          (a) the AVAILABLE PRINCIPAL COLLECTIONS;

          (b) the applicable CONTROLLED DEPOSIT AMOUNT; and

          (c) the ADJUSTED INVESTED AMOUNT prior to any deposits on that date;

will be deposited in the principal funding account established by the trustee until the amount on deposit in the principal funding account equals the invested amount. Amounts in the principal funding account are expected to be available to pay in full the CLASS A INVESTED AMOUNT and, after the payment of the Class A invested amount in full, the CLASS B INVESTED AMOUNT and, after the payment of the Class B invested amount in full, the COLLATERAL INVESTED AMOUNT, each on the scheduled payment date.

     We cannot assure you that collections of PRINCIPAL RECEIVABLES in the trust portfolio will be similar to the payment rate experience shown in the table under "The Bank Portfolio -- Payment Rates" in Annex II of this prospectus supplement, or that, therefore, deposits into the principal funding account will equal the CONTROLLED ACCUMULATION AMOUNT. In addition, as described under "Series Provisions -- Postponement of Controlled Accumulation Period" in this prospectus supplement, the servicer may shorten the controlled accumulation period and, in that event, we cannot assure you that there will be sufficient time to accumulate all amounts necessary to pay the invested amount on the scheduled principal payment date. See "Maturity Considerations" and "Risk Factors" in the accompanying prospectus. If the amount required to pay the Class A invested amount, the Class B invested amount and the collateral invested amount in full is not available on the scheduled principal payment date, a PAY OUT EVENT will occur and the early amortization period will commence.

EARLY AMORTIZATION PERIOD

     A PAY OUT EVENT occurs, either automatically or after specified notice, if one of the adverse events described in "Series Provisions -- Pay Out Events" in this prospectus supplement or in "Description of the Certificates -- Pay Out Events" in the accompanying prospectus occurs. If a pay out event occurs during either the REVOLVING PERIOD or the CONTROLLED ACCUMULATION PERIOD, the EARLY AMORTIZATION PERIOD will commence. If a pay out event occurs during the controlled accumulation period, any amount on deposit in the PRINCIPAL FUNDING ACCOUNT will be paid to the Class A certificateholders and, after the CLASS A INVESTED AMOUNT has been paid in full, to the Class B certificateholders on the first DISTRIBUTION DATE during the early amortization period.

     During the early amortization period, AVAILABLE PRINCIPAL COLLECTIONS will be paid to the Class A certificateholders on each distribution date until the earliest of:

          (a) the date on which the Class A certificates are paid in full;

          (b) the SERIES 2001-1 TERMINATION DATE; and

          (c) the TRUST TERMINATION DATE.

     After the Class A certificates have been paid in full and if the Series 2001-1 termination date or the trust termination date has not occurred, available principal collections will be paid to the Class B certificateholders on each distribution date until the earliest of:

          (a) the date on which the Class B certificates are paid in full;

          (b) the Series 2001-1 termination date; and

          (c) the trust termination date.

                                USE OF PROCEEDS

     The net proceeds from the sale of the certificates will be paid to the bank. The bank will use the proceeds for general corporate purposes. However, the bank will not receive any proceeds from the sale of the certificates in market-making transactions by NatCity Investments, Inc. or any other affiliate of the bank. See "Underwriting" in this prospectus supplement.

                               NATIONAL CITY BANK

     At its September 30, 2000 Call Report, the bank had total deposits of approximately $16.7 billion, total assets of approximately $33.3 billion and total equity of approximately $2.3 billion. A call report is required to be prepared in accordance with regulatory accounting principles, which differ in some respects from generally accepted accounting principles. See "The Bank's Credit Card Activities" in the accompanying prospectus.

                               SERIES PROVISIONS

     The following summary describes certain material terms applicable to the certificates. Reference should be made to the prospectus for additional information concerning the certificates, the SERIES 2001-1 SUPPLEMENT and the pooling and servicing agreement.

INTEREST PAYMENTS

     The Class A certificates will accrue interest from and including the CLOSING DATE to but excluding February 15, 2001, from and including February 15, 2001 to but excluding March 15, 2001 and for each following INTEREST PERIOD, at a rate of 0.16% per annum above LIBOR prevailing on the related LIBOR DETERMINATION DATE for each period.

     The Class B certificates will accrue interest from and including the closing date to but excluding February 15, 2001, from and including February 15, 2001 to but excluding March 15, 2001 and for each following interest period, at a rate of 0.45% per annum above LIBOR prevailing on the related LIBOR determination date for each period.

     The trustee will determine LIBOR on January 29, 2001 for the period from and including the closing date to but excluding February 15, 2001, on February 13, 2001 for the period from and including February 15, 2001 to but excluding March 15, 2001 and, for each following interest period, on the second London BUSINESS DAY prior to each DISTRIBUTION DATE on which the interest period commences. We refer to this DETERMINATION DATE as a LIBOR determination date.

     The Class A certificate rate and the Class B certificate rate applicable to the then current and immediately preceding interest period may be obtained by telephoning the trustee at (212) 815-5731.

     Interest on the certificates will be calculated on the basis of the actual number of days in the related interest period and a 360-day year.

     Interest will be paid on each distribution date which will be March 15, 2001 and the 15th day of each following month, or, if such 15th day is not a business day, the next succeeding business day.

     Interest payments on the Class A certificates and the Class B certificates on any distribution date will be calculated on the outstanding principal balance of the Class A certificates and the outstanding principal balance of the Class B certificates, as applicable, as of the last day of the preceding calendar month. However, interest for the first distribution date will accrue at the applicable certificate rate on the initial outstanding principal balance of the Class A certificates and the initial outstanding principal balance of the Class B certificates, as applicable, from the closing date.

     CLASS A MONTHLY INTEREST and CLASS B MONTHLY INTEREST due on the certificates but not paid on any distribution date will be payable on the next succeeding distribution date together with ADDITIONAL INTEREST on that amount at the applicable certificate rate plus 2% per year. This CLASS A ADDITIONAL INTEREST and CLASS B ADDITIONAL INTEREST will accrue on the same basis as interest on the certificates and will accrue from and including the distribution date the overdue interest became due to but excluding the distribution date on which the additional interest is paid.

     Interest payments on the Class A certificates on any distribution date will be paid from CLASS A AVAILABLE FUNDS for the related MONTHLY PERIOD and, to the extent these Class A available funds are insufficient to pay the interest, from EXCESS SPREAD, EXCESS FINANCE CHARGE COLLECTIONS and REALLOCATED PRINCIPAL COLLECTIONS (to the extent available) for the monthly period. Interest payments on the Class B certificates on any distribution date will be paid from CLASS B AVAILABLE FUNDS for the related monthly period and, to the extent these Class B available funds are insufficient to pay the interest, from excess spread, excess finance charge collections and REALLOCATED COLLATERAL PRINCIPAL COLLECTIONS (to the extent available) remaining after certain other payments have been made with respect to the Class A certificates.

PRINCIPAL PAYMENTS

     REVOLVING PERIOD

     Series 2001-1 will have a period of time, called the REVOLVING PERIOD, when the trust will not pay, or accumulate, principal for certificateholders or the holder of the COLLATERAL INTEREST. The revolving period starts on the CLOSING DATE and ends on the earlier to begin of:

     - the CONTROLLED ACCUMULATION PERIOD; or

     - the EARLY AMORTIZATION PERIOD.

     During the revolving period, collections of PRINCIPAL RECEIVABLES allocable to the INVESTED AMOUNT will be treated as SHARED PRINCIPAL COLLECTIONS, subject to certain limitations, including the allocation of any REALLOCATED PRINCIPAL COLLECTIONS for the related MONTHLY PERIOD to pay the CLASS A REQUIRED AMOUNT and the CLASS B REQUIRED AMOUNT, or be deposited into the SPECIAL FUNDING ACCOUNT.

     CONTROLLED ACCUMULATION PERIOD

     The controlled accumulation period begins at the close of business on December 31, 2004 (unless postponed to no later than the close of business on November 30, 2005) and ends on the earliest to occur of:

          (a) the full payment of the invested amount,

          (b) the beginning of the early amortization period or

          (c) the Series 2001-1 termination date.

     On each DISTRIBUTION DATE relating to the controlled accumulation period, the trustee will deposit in the PRINCIPAL FUNDING ACCOUNT an amount equal to the least of:

          (a) AVAILABLE PRINCIPAL COLLECTIONS on the distribution date;

          (b) the applicable CONTROLLED DEPOSIT AMOUNT; and

          (c) the ADJUSTED INVESTED AMOUNT prior to any deposits on that date.

     Unless a PAY OUT EVENT has occurred, amounts in the principal funding account will be paid:

          - first to Class A certificateholders (in an amount not to exceed the CLASS A INVESTED AMOUNT) on the SCHEDULED PRINCIPAL PAYMENT DATE;

          - then to Class B certificateholders (to the extent the funds exceed the Class A invested amount and in an amount not to exceed the CLASS B INVESTED AMOUNT) on the scheduled principal payment date; and

          - lastly, to the collateral interest holder (to the extent the funds exceed the sum of the Class A invested amount and the Class B invested amount and in an amount not to exceed the COLLATERAL INVESTED AMOUNT) on the scheduled principal payment date.

     During the controlled accumulation period, the portion of available principal collections not applied to CLASS A MONTHLY PRINCIPAL, CLASS B MONTHLY PRINCIPAL or COLLATERAL MONTHLY PRINCIPAL on a distribution date will generally be treated as shared principal collections or deposited into the special funding account. See "-- Shared Principal Collections" below.

     If funds on deposit in the principal funding account are insufficient to pay in full the invested amount on the scheduled principal payment date, the early amortization period will begin.

     EARLY AMORTIZATION PERIOD

     If a pay out event occurs during either the revolving period or the controlled accumulation period, then the early amortization period will begin. On each distribution date with respect to the early amortization period, the Class A certificateholders will be entitled to receive available principal collections for the related monthly period in an amount up to the Class A invested amount until the earliest of the date the Class A certificates are paid in full, the Series 2001-1 termination date and the TRUST TERMINATION DATE.

     After payment in full of the Class A invested amount, the Class B certificateholders will be entitled to receive, on each distribution date with respect to the early amortization period, available principal collections for the related monthly period in an amount up to the Class B invested amount until the earliest of the date the Class B certificates are paid in full, the Series 2001-1 termination date and the trust termination date.

     After payment in full of the Class B invested amount, the collateral interest holder will be entitled to receive on each distribution date, available principal collections until the earliest of the date the collateral interest is paid in full, the Series 2001-1 termination date and the trust termination date.

POSTPONEMENT OF CONTROLLED ACCUMULATION PERIOD

     Upon written notice to the trustee, the servicer may elect to postpone the commencement of the CONTROLLED ACCUMULATION PERIOD and extend the length of the REVOLVING PERIOD, subject to certain conditions including those set forth below.

     On the DETERMINATION DATE immediately preceding the December 2004 DISTRIBUTION DATE, and each following determination date until the controlled accumulation period begins, the servicer will determine the ACCUMULATION PERIOD LENGTH.

     If the accumulation period length is less than twelve months, the servicer may, at its option, postpone the commencement of the controlled accumulation period so that the number of months included in the controlled accumulation period will be equal to or exceed the accumulation period length. This will permit the servicer to shorten the controlled accumulation period based on the INVESTED AMOUNT of other series in GROUP ONE which are scheduled to be in their revolving periods at such time and based on increases in the principal payment rate occurring after the CLOSING DATE. The length of the controlled accumulation period will not be shortened to less than one month.

SUBORDINATION

     The Class B certificates and the COLLATERAL INTEREST will be subordinated to the extent necessary to fund certain payments with respect to the Class A certificates. In addition, the collateral interest will be subordinated to the extent necessary to fund certain payments with respect to the Class B certificates. Certain principal payments otherwise allocable to the Class B certificateholders may be reallocated to cover amounts in respect of the Class A certificates, and the CLASS B INVESTED AMOUNT may be reduced if the COLLATERAL INVESTED AMOUNT is equal to zero. Similarly, certain principal payments allocable to the collateral interest may be reallocated to cover amounts in respect of the Class A certificates and the Class B certificates, and the collateral invested amount may be reduced.

     To the extent the Class B invested amount is reduced, the percentage of collections of FINANCE CHARGE RECEIVABLES allocated to the Class B certificates in subsequent MONTHLY PERIODS will be reduced. Moreover, to the extent the amount of this reduction in the Class B invested amount is not reimbursed, the amount of principal distributable to the Class B certificateholders, and the amounts available to be distributed with respect to interest on the Class B certificates, will be reduced. See "-- Allocation Percentages,"

"-- Reallocation of Cash Flows" and "-- Application of Collections -- Excess Spread and Excess Finance Charge Collections" below.

ALLOCATION PERCENTAGES

     The servicer will allocate among the INVESTED AMOUNT for Series 2001-1, the invested amount for all other series issued and outstanding and the SELLER INTEREST, all amounts collected on FINANCE CHARGE RECEIVABLES, all amounts collected on PRINCIPAL RECEIVABLES and the DEFAULTED AMOUNT for each MONTHLY PERIOD. Collections of finance charge receivables and the defaulted amount will be allocated to the invested amount based on the FLOATING ALLOCATION PERCENTAGE. These amounts so allocated will be further allocated among the Class A certificateholders, Class B certificateholders and the collateral interest holder based on the CLASS A FLOATING PERCENTAGE, the CLASS B FLOATING PERCENTAGE and the COLLATERAL FLOATING PERCENTAGE, respectively.

     Collections of principal receivables will be allocated to the invested amount based on the PRINCIPAL ALLOCATION PERCENTAGE. During the CONTROLLED ACCUMULATION PERIOD and the EARLY AMORTIZATION PERIOD, the principal allocation percentage will be a fixed percentage. These amounts so allocated will be further allocated among the Class A certificateholders, the Class B certificateholders and the collateral interest holder based on the CLASS A PRINCIPAL PERCENTAGE, the CLASS B PRINCIPAL PERCENTAGE and the COLLATERAL PRINCIPAL PERCENTAGE, respectively.

REALLOCATION OF CASH FLOWS

     CLASS A REQUIRED AMOUNT

     For each DISTRIBUTION DATE, the servicer will determine the CLASS A REQUIRED AMOUNT. If the Class A required amount is greater than zero, the following reallocations will occur:

          (i) EXCESS SPREAD and EXCESS FINANCE CHARGE COLLECTIONS allocated to Series 2001-1 and available for such purpose will be used to fund the Class A required amount for the distribution date;

          (ii) if this excess spread and excess finance charge collections are insufficient to fund the Class A required amount, first, REALLOCATED COLLATERAL PRINCIPAL COLLECTIONS and then, REALLOCATED CLASS B PRINCIPAL COLLECTIONS will be used to fund the remaining Class A required amount; and

          (iii) if REALLOCATED PRINCIPAL COLLECTIONS for the related MONTHLY PERIOD, together with excess spread and excess finance charge collections, are insufficient to fund the remaining Class A required amount for the related monthly period, then the COLLATERAL INVESTED AMOUNT (after giving effect to reductions for any COLLATERAL CHARGE-OFFS and reallocated principal collections on the distribution date) will be reduced by the amount of this excess (but not by more than the CLASS A INVESTOR DEFAULT AMOUNT for the monthly period).

     In the event that this reduction would cause the collateral invested amount to be a negative number, the collateral invested amount will be reduced to zero, and the CLASS B INVESTED AMOUNT (after giving effect to reductions for any CLASS B INVESTOR CHARGE-OFFS and any reallocated Class B principal collections for which the collateral invested amount was not reduced on such distribution date) will be reduced by the amount by which the collateral invested amount would have been reduced below zero (but not by more than the excess of the Class A investor default amount, if any, for the monthly period over the amount of this reduction, if any, of the collateral invested amount for the monthly period).

     In the event that this reduction would cause the Class B invested amount to be a negative number, the Class B invested amount will be reduced to zero and the CLASS A INVESTED AMOUNT will be reduced by the amount by which the Class B invested amount would have been reduced below zero (but not by more than the excess, if any, of the Class A investor default amount for the monthly period over the amount of the reductions, if any, of the collateral invested amount and the Class B invested amount for the monthly period). This reduction in the Class A invested amount will have the effect of slowing or reducing the return of principal and interest to the Class A certificateholders. In that case, the Class A certificateholders will bear directly the credit and other risks associated with their interests in the trust. See "-- Defaulted Receivables; Investor Charge-Offs" below.

     CLASS B REQUIRED AMOUNT

     For each distribution date, the servicer will determine the CLASS B REQUIRED AMOUNT. If the Class B required amount is greater than zero, the following reallocations will occur:

          (a) excess spread and excess finance charge collections allocated to Series 2001-1 not required to pay the Class A required amount or reimburse CLASS A INVESTOR CHARGE-OFFS will be used to fund the Class B required amount for the distribution date;

          (b) if this excess spread and excess finance charge collections are insufficient to fund the Class B required amount, reallocated collateral principal collections not required to fund the Class A required amount for the related monthly period will be used to fund the remaining Class B required amount; and

          (c) if this reallocated collateral principal collections for the related monthly period are insufficient to fund the remaining Class B required amount, then the collateral invested amount (after giving effect to reductions for any collateral charge-offs and reallocated principal collections on the distribution date and after any adjustments made thereto for the benefit of the Class A certificateholders) will be reduced by the amount of the deficiency (but not by more than the CLASS B INVESTOR DEFAULT AMOUNT for the monthly period).

     In the event that this reduction would cause the collateral invested amount to be a negative number, the collateral invested amount will be reduced to zero, and the Class B invested amount will be reduced by the amount by which the collateral invested amount would have been reduced below zero (but not by more than the excess of the Class B investor default amount for the monthly period over the amount of the reduction of the collateral invested amount). In that case, the Class B certificateholders will bear directly the credit and other risks associated with their interests in the trust. See "-- Defaulted Receivables; Investor Charge-Offs" below.

     Reductions of the Class A invested amount or Class B invested amount described above shall be reimbursed by, and the Class A invested amount or Class B invested amount increased to the extent of, excess spread and excess finance charge collections available for these purposes on each distribution date. See "-- Application of Collections -- Excess Spread and Excess Finance Charge Collections" below. When these reductions of the Class A invested amount and Class B invested amount have been fully reimbursed, reductions of the collateral invested amount shall be reimbursed until reimbursed in full in a similar manner.

APPLICATION OF COLLECTIONS

     PAYMENT OF INTEREST, FEES AND OTHER ITEMS

     On each DISTRIBUTION DATE, the trustee, acting under the servicer's instructions, will apply the CLASS A AVAILABLE FUNDS, CLASS B AVAILABLE FUNDS and COLLATERAL AVAILABLE FUNDS in the COLLECTION ACCOUNT on each distribution date in the following priority:

          (A) An amount equal to the Class A available funds on the distribution date will be distributed in the following priority:

             (i) an amount equal to CLASS A MONTHLY INTEREST for the distribution date plus the amount of any overdue Class A monthly interest, plus any CLASS A ADDITIONAL INTEREST will be distributed to holders of the Class A certificates;

             (ii) an amount equal to the Class A servicing fee for the distribution date, plus the amount of any overdue Class A servicing fee, will be distributed to the servicer;

             (iii) an amount equal to the CLASS A INVESTOR DEFAULT AMOUNT for the distribution date will be treated as a portion of AVAILABLE PRINCIPAL COLLECTIONS for the distribution date; and

             (iv) the balance, if any, will constitute a portion of EXCESS SPREAD and will be allocated and distributed as described under "-- Excess Spread and Excess Finance Charge Collections" below.

          (B) An amount equal to the Class B available funds on the distribution date will be distributed or deposited in the following priority:

             (i) an amount equal to CLASS B MONTHLY INTEREST for the distribution date, plus the amount of any overdue Class B monthly interest, plus any CLASS B ADDITIONAL INTEREST will be distributed to the holders of the Class B certificates;

             (ii) an amount equal to the Class B servicing fee for the distribution date, plus the amount of any overdue Class B servicing fee, will be distributed to the servicer; and

             (iii) the balance, if any, will constitute a portion of excess spread and will be allocated and distributed as described under "-- Excess Spread and Excess Finance Charge Collections" below.

          (C) An amount equal to the collateral available funds will be distributed in the following priority:

             (i) if the bank or The Bank of New York is no longer the servicer, an amount equal to the collateral servicing fee, plus the amount of any overdue collateral servicing fee, for the related MONTHLY PERIOD will be paid to the servicer; and

             (ii) the balance, if any, will constitute a portion of excess spread and will be allocated and distributed as described under "-- Excess Spread and Excess Finance Charge Collections" below.

     EXCESS SPREAD AND EXCESS FINANCE CHARGE COLLECTIONS

     On each distribution date, the trustee, acting pursuant to the servicer's instructions, will apply excess spread and EXCESS FINANCE CHARGE COLLECTIONS for the related monthly period, to make the following distributions in the following priority:

          (a) an amount equal to the CLASS A REQUIRED AMOUNT, if any, for the distribution date will be used to fund the Class A required amount, and if the Class A required amount for the distribution date exceeds the amount of excess spread and excess finance charge collections, such excess spread and excess finance charge collections will be applied:

             (i) first to pay any deficiency in the application described in clause (A)(i) under "-- Payment of Interest, Fees and Other Items" above;

             (ii) second to pay any deficiency in the application described in clause (A)(ii) under "-- Payment of Interest, Fees and Other Items" above; and

             (iii) third to pay any deficiency in the application described in clause (A)(iii) under "-- Payment of Interest, Fees and Other Items" above;

          (b) an amount equal to the aggregate amount of CLASS A INVESTOR CHARGE-OFFS which have not been previously reimbursed will be treated as a portion of available principal collections for the distribution date and applied as described under "-- Payments of Principal" below;

          (c) an amount equal to the CLASS B REQUIRED AMOUNT, if any, for the distribution date will be used to fund the Class B required amount and will be applied:

             (i) first to pay any deficiency in the application described in clause (B)(i) under "-- Payment of Interest, Fees and Other Items" above;

             (ii) second to pay any deficiency in the application described in clause (B)(ii) under "-- Payment of Interest, Fees and Other Items" above; and

             (iii) third, the amount remaining, up to the CLASS B INVESTOR DEFAULT AMOUNT, will be treated as a portion of available principal collections for the distribution date and applied as described under "-- Payments of Principal" below;

          (d) an amount equal to the aggregate amount by which the CLASS B INVESTED AMOUNT has been reduced for reasons other than the payment of principal to the Class B certificateholders (but not in excess of the aggregate amount of those reductions which have not been previously reimbursed) will be treated as a portion of available principal collections for the distribution date and applied as described under "-- Payments of Principal" below;

          (e) an amount equal to COLLATERAL MINIMUM MONTHLY INTEREST for the distribution date, plus the amount of any collateral minimum monthly interest previously due but not distributed to the collateral interest holder on a prior distribution date, will be distributed to the collateral interest holder;

          (f) an amount equal to any due but unpaid collateral servicing fee will be paid to the servicer;

          (g) an amount equal to the aggregate COLLATERAL DEFAULT AMOUNT, if any, for the distribution date will be treated as a portion of available principal collections for the distribution date and applied as described under "-- Payments of Principal" below;

          (h) an amount equal to the aggregate amount by which the COLLATERAL INVESTED AMOUNT has been reduced for reasons other than the payment of principal to the collateral interest holder (but not in excess of the aggregate amount of such reductions which have not been previously reimbursed) will be treated as a portion of available principal collections for the distribution date and applied as described under "-- Payments of Principal" below;

          (i) on each distribution date from and after the funding of the RESERVE ACCOUNT, but prior to the date on which the reserve account terminates as described under "-- Reserve Account" below, an amount up to the excess, if any, of the REQUIRED RESERVE ACCOUNT AMOUNT over the amount available to be withdrawn from the reserve account will be deposited into the reserve account; and

          (j) the balance, if any, after giving effect to the payments made pursuant to subparagraphs (a) through (i) above will be distributed to the collateral interest holder.

     PAYMENTS OF PRINCIPAL

     On each distribution date, the trustee, acting under the servicer's instructions, will distribute available principal collections on deposit in the COLLECTION ACCOUNT in the following priority:

          (a) on each distribution date in the REVOLVING PERIOD, all available principal collections will be treated as SHARED PRINCIPAL COLLECTIONS and applied as described under "-- Shared Principal Collections" below and "Description of the Certificates -- Shared Principal Collections" in the accompanying prospectus;

          (b) on each distribution date in the CONTROLLED ACCUMULATION PERIOD or the EARLY AMORTIZATION PERIOD, all available principal collections will be distributed or deposited in the following priority:

             (i) an amount equal to CLASS A MONTHLY PRINCIPAL will be deposited in the principal funding account (during the controlled accumulation period) or will be distributed to the Class A certificateholders (during the early amortization period);

             (ii) an amount equal to CLASS B MONTHLY PRINCIPAL will be:

                (x) after an amount equal to the CLASS A INVESTED AMOUNT has been deposited in the PRINCIPAL FUNDING ACCOUNT, deposited in the principal funding account (during the controlled accumulation period); or

                (y) after the Class A invested amount has been paid in full, distributed to the Class B certificateholders (during the early amortization period); and

             (iii) an amount equal to COLLATERAL MONTHLY PRINCIPAL will be:

                (x) after an amount equal to the sum of the Class A invested amount and the Class B invested amount has been deposited in the principal funding account, deposited in the principal funding account (during the controlled accumulation period); or

                (y) after the Class B invested amount has been paid in full, distributed to the collateral interest holder (during the early amortization period);

          (c) during the controlled accumulation period and the early amortization period, the balance of available principal collections not applied as described in clause (b) above, if any, will be treated as shared principal collections and applied as described under "-- Shared Principal Collections" below and "Description of the Certificates-- Shared Principal Collections" in the accompanying prospectus.

     The final payment of principal and interest on the certificates will be made no later than the SERIES 2001-1 TERMINATION DATE.

SHARING OF EXCESS FINANCE CHARGE COLLECTIONS

     The servicer will determine the amount of EXCESS FINANCE CHARGE COLLECTIONS for each MONTHLY PERIOD. The servicer will allocate these excess finance charge collections to cover any shortfalls with respect to amounts payable from collections of FINANCE CHARGE RECEIVABLES for any series in GROUP ONE which have not been covered out of the collections of finance charge receivables allocable to such series and certain other amounts for such series, pro rata based on the amount of the shortfall, if any, with respect to each series in group one. See "Description of the Certificates -- Shared Excess Finance Charge Collections" in the accompanying prospectus.

SHARED PRINCIPAL COLLECTIONS

     The servicer will determine the amount of SHARED PRINCIPAL COLLECTIONS for each MONTHLY PERIOD. The servicer will allocate these shared principal collections to cover any scheduled or permitted principal distributions to certificateholders and deposits to PRINCIPAL FUNDING ACCOUNTS, if any, for any series in GROUP ONE which have not been covered out of the collections of PRINCIPAL RECEIVABLES allocable to such series and certain other amounts for such series. If these PRINCIPAL SHORTFALLS exceed shared principal collections for any monthly period, shared principal collections will be allocated pro rata among the applicable series in group one based on the relative amounts of principal shortfalls. To the extent that shared principal collections exceed principal shortfalls, the balance will, subject to certain limitations, be paid to the holder of the SELLER INTEREST. See "Description of the Certificates -- Shared Principal Collections" in the accompanying prospectus.

DEFAULTED RECEIVABLES; INVESTOR CHARGE-OFFS

     On each DETERMINATION DATE the servicer will calculate the INVESTOR DEFAULT AMOUNT for the preceding MONTHLY PERIOD. A portion of the investor default amount will be allocated to the Class A certificates, the Class B certificates and the COLLATERAL INTEREST.

     CLASS A INVESTOR DEFAULT AMOUNT

     On each DISTRIBUTION DATE, if the CLASS A INVESTOR DEFAULT AMOUNT exceeds the amount of CLASS A AVAILABLE FUNDS, EXCESS SPREAD, EXCESS FINANCE CHARGE COLLECTIONS and REALLOCATED PRINCIPAL COLLECTIONS available to fund such amount for the monthly period immediately preceding such distribution date, as described under "-- Application of Collections -- Excess Spread and Excess Finance Charge Collections" above, the COLLATERAL INVESTED AMOUNT (after giving effect to reductions for any COLLATERAL CHARGE-OFFS and any reallocated principal collections on the distribution date) will be reduced by the amount of this excess. The amount of this reduction, however, will not be more than the Class A investor default amount for the distribution date.

     In the event that this reduction would cause the collateral invested amount to be a negative number, the collateral invested amount will be reduced to zero, and the CLASS B INVESTED AMOUNT (after giving effect to reductions for any CLASS B INVESTOR CHARGE-OFFS and any REALLOCATED CLASS B PRINCIPAL COLLECTIONS on the distribution date for which the collateral invested amount is not reduced) will be reduced by the amount by which the collateral invested amount would have been reduced below zero.

     In the event that this reduction would cause the Class B invested amount to be a negative number, the Class B invested amount will be reduced to zero, and the CLASS A INVESTED AMOUNT will be reduced by the amount by which the Class B invested amount would have been reduced below zero. The amount of this reduction, however, will not be more than the Class A investor default amount.

     If the Class A invested amount has been reduced by the amount of any CLASS A INVESTOR CHARGE-OFFS, it will be reimbursed on any distribution date (but not by an amount in excess of the aggregate Class A investor charge-offs) by the amount of excess spread and excess finance charge collections allocated and available for the purpose described under "-- Application of Collections -- Excess Spread and Excess Finance Charge Collections" above.

     CLASS B INVESTOR DEFAULT AMOUNT

     On each distribution date, if the CLASS B INVESTOR DEFAULT AMOUNT exceeds the amount of excess spread, excess finance charge collections and REALLOCATED COLLATERAL PRINCIPAL COLLECTIONS available to fund such amount for the monthly period preceding such distribution date, as described under "-- Application of Collections -- Excess Spread and Excess Finance Charge Collections" above, the collateral invested amount (after giving effect to reductions for any collateral charge-offs and any reallocated principal collections on the distribution date and after giving effect to any adjustments as described in the preceding paragraph) will be reduced by the amount of this excess. The amount of this reduction, however, will not be more than the Class B investor default amount for the distribution date.

     In the event that this reduction would cause the collateral invested amount to be a negative number, the collateral invested amount will be reduced to zero and the Class B invested amount will be reduced by the amount by which the collateral invested amount would have been reduced below zero. The amount of this reduction, however, will not be more than the Class B investor default amount.

     The Class B invested amount will also be reduced by the amount of reallocated Class B principal collections in excess of the collateral invested amount (after giving effect to reductions for any collateral charge-offs and any reallocated collateral principal collections on the distribution date) and the amount of any portion of the Class B invested amount allocated to the Class A certificates to avoid a reduction in the Class A invested amount. The Class B invested amount will then be reimbursed (but not in excess of the unpaid principal balance of the Class B certificates) on any distribution date by the amount of excess spread and excess finance charge collections allocated and available for the purpose described under "-- Application of Collections -- Excess Spread and Excess Finance Charge Collections" above.

     COLLATERAL DEFAULT AMOUNT

     On each distribution date, if the COLLATERAL DEFAULT AMOUNT exceeds the amount of excess spread and excess finance charge collections available to fund such amount, as described under "-- Application of Collections -- Excess Spread and Excess Finance Charge Collections" above, the collateral invested amount will be reduced by the amount of such excess. The amount of this reduction, however, will not be more than the lesser of the collateral invested amount and the collateral default amount.

     The collateral invested amount will also be reduced by the amount of reallocated principal collections and the amount of any portion of the collateral invested amount allocated to the Class A certificates to avoid a reduction in the Class A invested amount or to the Class B certificates to avoid a reduction in the Class B invested amount. The collateral invested amount will then be reimbursed on any distribution date by the amount of excess spread and excess finance charge collections allocated and available for the purpose described under "-- Application of Collections -- Excess Spread and Excess Finance Charge Collections" above.

PRINCIPAL FUNDING ACCOUNT

     The servicer will establish the PRINCIPAL FUNDING ACCOUNT, which shall be an ELIGIBLE DEPOSIT ACCOUNT, to be maintained and controlled by the trustee for the benefit of the certificateholders and the collateral interest holder. During the CONTROLLED ACCUMULATION PERIOD, the trustee at the direction of the servicer will transfer collections in respect of PRINCIPAL RECEIVABLES (other than REALLOCATED PRINCIPAL COLLECTIONS) and SHARED PRINCIPAL COLLECTIONS from other series, if any, allocated to the Series 2001-1 certificates from the collection account to the principal funding account as described under "-- Application of Collections" above.

     Funds on deposit in the principal funding account will be invested by the trustee at the direction of the servicer in ELIGIBLE INVESTMENTS. During the controlled accumulation period, investment earnings (net of investment losses and expenses) on funds on deposit in the principal funding account will be deposited in the finance charge account and included in CLASS A AVAILABLE FUNDS and CLASS B AVAILABLE FUNDS. If, for any DISTRIBUTION DATE, these amounts are less than the COVERED AMOUNT, the amount of the deficiency shall be withdrawn, to the extent required and available, from the RESERVE ACCOUNT and included as Class A available funds or Class B available funds, as applicable, for the distribution date. See "-- Reserve Account" below.

RESERVE ACCOUNT

     The servicer will establish the RESERVE ACCOUNT, which shall be an ELIGIBLE DEPOSIT ACCOUNT, to be maintained and controlled by the trustee for the benefit of the certificateholders and the collateral interest holder. The reserve account is established to assist with the distribution of interest on the certificates during the CONTROLLED ACCUMULATION PERIOD and on the first DISTRIBUTION DATE for the EARLY AMORTIZATION PERIOD. The reserve account will begin to be funded no later than three months prior to the commencement of the controlled accumulation period, or such earlier date as the servicer may determine. On each distribution date from and after the distribution date on which funding of the reserve account begins, but prior to the termination of the reserve account, the trustee, acting pursuant to the servicer's instructions, will deposit EXCESS SPREAD and EXCESS FINANCE CHARGE COLLECTIONS (to the extent described under "-- Application of Collections -- Excess Spread and Excess Finance Charge Collections" above) in the reserve account until the amount on deposit in the reserve account is equal to the REQUIRED RESERVE ACCOUNT AMOUNT.

     On each distribution date, after giving effect to any deposits to, and any withdrawals from, the reserve account to be made on the distribution date, the trustee will withdraw from the reserve account an amount equal to the excess, if any, of the amount on deposit in the reserve account over the required reserve account amount and will distribute this excess to the collateral interest holder. Any amounts withdrawn from the reserve account and distributed to the collateral interest holder will not be available for distribution to the certificateholders.

     So long as the reserve account is not terminated as described below, all amounts on deposit in the reserve account on any distribution date (after giving effect to any deposits to, or withdrawals from, the reserve account to be made on the distribution date) will be invested to the following distribution date by the trustee at the direction of the servicer in ELIGIBLE INVESTMENTS. The interest and other investment income (net of investment expenses and losses) earned on these investments will be retained in the reserve account (to the extent the amount on deposit is less than the required reserve account amount) or treated as CLASS A AVAILABLE FUNDS.

     On or before each distribution date for the controlled accumulation period and on the first distribution date for the early amortization period, a withdrawal will be made from the reserve account, and the amount of this withdrawal will be deposited in the finance charge account and included as Class A available funds or CLASS B AVAILABLE FUNDS, as provided in the SERIES 2001-1 SUPPLEMENT. However, the amount of this withdrawal will be reduced to the extent that funds otherwise would be available to be deposited in the reserve account on the distribution date.

     The reserve account will be terminated upon the earliest to occur of:

          (a) the termination of the trust pursuant to the pooling and servicing agreement;

          (b) the first distribution date for the early amortization period; and

          (c) the distribution date immediately preceding the SCHEDULED PRINCIPAL PAYMENT DATE.

     Upon the termination of the reserve account, all amounts on deposit in the reserve account (after giving effect to any withdrawal from the reserve account on the date as described above) will be distributed to the collateral interest holder and will not be available for distribution to the certificateholders.

PAY OUT EVENTS

     The REVOLVING PERIOD will continue through December 31, 2004 (unless this date is postponed as described under "-- Postponement of Controlled Accumulation Period" above), unless a PAY OUT EVENT occurs prior to this date. The pay out events with respect to the certificates will include each of the events specified in the prospectus under "Description of the Certificates -- Pay Out Events" and the following:

          (a) a failure on the part of the seller:

             (i) to make any payment or deposit required under the pooling and servicing agreement or the SERIES 2001-1 SUPPLEMENT within five BUSINESS DAYS after the day the payment or deposit is required to be made; or

             (ii) to observe or perform any other covenants or agreements of the seller set forth in the pooling and servicing agreement or the Series 2001-1 supplement, which failure has a material adverse effect on the certificateholders and which continues unremedied for sixty days after written notice;

          (b) any representation or warranty made by the seller in the pooling and servicing agreement or the Series 2001-1 supplement or any information required to be given by the seller to the trustee to identify the ACCOUNTS proves to have been incorrect in any material respect when made and continues to be incorrect in any material respect for sixty days after written notice and as a result of which the interests of the certificateholders are materially and adversely affected, except that a pay out event will not be deemed to occur if the bank has repurchased the related receivables or all the receivables, if applicable, during the period in accordance with the provisions of the pooling and servicing agreement;

          (c) a failure by the seller to make an addition to the trust within five business days after the day on which it is required to make the addition pursuant to the pooling and servicing agreement or the Series 2001-1 supplement;

          (d) any SERVICER DEFAULT occurs;

          (e) the average PORTFOLIO YIELDS for any three consecutive MONTHLY PERIODS is less than the average of the BASE RATES for such period; and

          (f) insufficient moneys available to pay the INVESTED AMOUNT on the SCHEDULED PRINCIPAL PAYMENT DATE.

     In the case of any event described in subparagraph (a), (b) or (d), after the applicable grace period, if any, set forth in these subparagraphs, either the trustee or the holders of certificates evidencing more than 50% of the aggregate unpaid principal amount of certificates by written notice then given to the seller and the servicer, and to the trustee if given by the certificateholders, may declare that a pay out event has occurred with respect to Series 2001-1 as of the date of this notice, and, in the case of an event described in subparagraphs (c), (e) or (f) a pay out event shall occur with respect to Series 2001-1 without any notice or other action on the part of the trustee immediately upon the occurrence of this event.

     On the date on which a pay out event occurs, the early amortization period will commence.

     If the proceeds of any sale of the receivables following the occurrence of an INSOLVENCY EVENT with respect to the seller, as described in the accompanying prospectus under "Description of the Certificates -- Pay Out Events," allocated to the CLASS A INVESTED AMOUNT and the proceeds of any collections on the receivables in the COLLECTION ACCOUNT are not sufficient to pay in full the remaining amount due on the Class A certificates, the Class A certificateholders will suffer a corresponding loss and none of the proceeds will be available to the Class B certificateholders. See "Certain Legal Aspects of the
Receivables -- Certain Matters Relating to Receivership and Conservatorship" in the accompanying prospectus for a discussion of the impact of recent federal legislation on the trustee's ability to liquidate the receivables. Once Series 1995-1, a series of certificates previously issued by the trust, is no longer outstanding, the trustee will not liquidate the receivables following an insolvency event with respect to the seller as described in "Description of the Certificates -- Pay Out Events" in the accompanying prospectus.

SERVICING COMPENSATION

     The share of the servicing fee allocable to Series 2001-1 with respect to any DISTRIBUTION DATE shall be paid from SERVICER INTERCHANGE and the MONTHLY SERVICING FEE.

     The share of the monthly servicing fee allocable to the Class A certificateholders for any distribution date and is equal to one-twelfth of the product of:

          (a) the CLASS A FLOATING PERCENTAGE;

          (b) NET SERVICING FEE RATE; and

          (c) the SERVICING BASE AMOUNT.

However, for the first distribution date the Class A servicing fee will be equal to $320,226.00.

     The share of the monthly servicing fee allocable to the Class B certificateholders for any distribution date and is equal to one-twelfth of the product of:

          (a) the CLASS B FLOATING PERCENTAGE;

          (b) the net servicing fee rate; and

          (c) the servicing base amount.

However, for the first distribution date the Class B servicing fee will be equal to $21,958.00.

     The share of the monthly servicing fee allocable to the collateral interest holder for any distribution date and is equal to one-twelfth of the product of:

          (a) the COLLATERAL FLOATING PERCENTAGE;

          (b) the net servicing fee rate; and

          (c) the servicing base amount.

However, for the first distribution date the collateral servicing fee will be equal to $23,788.00.

     The Class A servicing fee, the Class B servicing fee and the collateral servicing fee will be payable to the servicer solely to the extent amounts are available for distribution as described under "-- Application of Collections -- Payment of Interest, Fees and Other Items" and "-- Application of Collections -- Excess Spread and Excess Finance Charge Collections" in this prospectus supplement.

SERIES TERMINATION

     If, on the DISTRIBUTION DATE that is two months prior to the SERIES 2001-1 TERMINATION DATE, the INVESTED AMOUNT, after giving effect to all changes therein on that date, exceeds zero, the servicer will, within the 40-day period beginning on that date, solicit bids for the sale of interests in the PRINCIPAL RECEIVABLES or certain principal receivables, together in each case with the related FINANCE CHARGE RECEIVABLES, in an amount equal to the invested amount at the close of business on the last day of the

MONTHLY PERIOD preceding the Series 2001-1 termination date, after giving effect to all distributions required to be made on the Series 2001-1 termination date. The seller may be entitled to participate in, and to receive notice of each bid submitted in connection with, this bidding process. Upon the expiration of the 40-day period, the trustee will determine:

          (a) which bid is the highest cash purchase offer; and

          (b) the available final distribution amount which otherwise would be available in the COLLECTION ACCOUNT on the Series 2001-1 termination date for distribution to the certificateholders.

The servicer will sell the receivables on the Series 2001-1 termination date to the bidder who provided the highest cash purchase offer and will deposit the proceeds of the sale in the collection account for allocation, together with the available final distribution amount, to the certificateholders' interest.

                              ERISA CONSIDERATIONS

GENERAL

     Subject to the considerations described below and in the accompanying prospectus, the Class A certificates may be purchased by, on behalf of, or with "plan assets" of any employee benefit or other PLAN that is subject to the Employee Retirement Income Security Act of 1974, as amended, or Section 4975 of the Internal Revenue Code of 1986, as amended. Any plan fiduciary that proposes to cause a plan to acquire any of the Class A certificates should consult with its counsel with respect to the potential consequences under ERISA and the Internal Revenue Code of the plan's acquisition and ownership of such Class A certificates. See "ERISA Considerations" in the accompanying prospectus.

     The Class B certificates may not be acquired or held by or with "plan assets" of any plan. By its acceptance of a Class B certificate, each Class B certificateholder will be deemed to have represented and warranted that (i) it is not and will not be a plan and (ii) it did not purchase and will not hold the Class B certificates with "plan assets" of any plan.

CLASS A CERTIFICATES

     It is anticipated that the Class A certificates will meet the criteria for treatment as "publicly-offered securities" as described in the accompanying prospectus. No restrictions will be imposed on the transfer of the Class A certificates. It is expected that the Class A certificates will be held by at least 100 independent investors at the conclusion of the initial public offering made hereby although no assurance can be given, and no monitoring or other measures will be taken to ensure, that such condition is met. The Class A certificates will be sold as part of an offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, and then will be timely registered under the Securities Exchange Act of 1934, as amended.

     If the foregoing exception under the plan asset regulation were not satisfied, transactions involving the trust and parties in interest with respect to a PLAN that purchases or holds the Class A certificates might be prohibited under Section 406 of ERISA and/or Section 4975 of the Internal Revenue Code and result in excise tax and other liabilities under ERISA and Section 4975 of the Internal Revenue Code unless an exemption were available. The five Department of Labor class exemptions described in the accompanying prospectus may not provide relief for all transactions involving the assets of the trust even if they would otherwise apply to the purchase of Class A certificates by a plan. See "ERISA Considerations" in the accompanying prospectus.

     Any plan fiduciary considering whether to purchase any Class A certificates on behalf of, or with "plan assets" of, a plan should consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and Section 4975 of the Internal Revenue Code to such investment. Among other things, before purchasing any Class A certificates, a plan fiduciary should make its own determination as to the availability of any prohibited transaction exemptions.

CLASS B CERTIFICATES

     The underwriter of the Class B certificates does not expect that the Class B certificates will be held by at least 100 independent investors and, therefore, does not expect that the Class B certificates will qualify as publicly-offered securities under the plan asset regulation. Accordingly, the Class B certificates may not be acquired or held by (a) any employee benefit PLAN that is subject to ERISA, (b) any plan or other arrangement (including an individual retirement account or Keogh plan) that is subject to Section 4975 of the Internal Revenue Code or (c) any entity whose underlying assets include "plan assets" under the plan asset regulation by reason of any such plan's investment in the entity. By its acceptance of a Class B certificate, each Class B certificateholder will be deemed to have represented and warranted that it is not subject to the foregoing limitations. See "ERISA Considerations" in the accompanying prospectus.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the underwriting agreement between the seller and the underwriters named below, the seller has agreed to sell to the underwriters, and each of the underwriters has severally agreed to purchase, the principal amount of the Class A certificates and Class B certificates set forth opposite its name:

                    CLASS A UNDERWRITERS                      PRINCIPAL AMOUNT
                    --------------------                      ----------------
Salomon Smith Barney Inc. ..................................    $123,958,334
Chase Securities Inc. ......................................     123,958,333
NatCity Investments, Inc. ..................................     123,958,333
                                                                ------------
          Total.............................................    $371,875,000
                                                                ============

                    CLASS B UNDERWRITERS                      PRINCIPAL AMOUNT
                    --------------------                      ----------------
Salomon Smith Barney Inc. ..................................    $12,750,000
Chase Securities Inc. ......................................     12,750,000
                                                                -----------
          Total.............................................    $25,500,000
                                                                ===========

     The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the certificates are subject to the approval of certain legal matters by their counsel and to certain other conditions. All of the certificates offered hereby will be issued if any are issued.

     The Class A underwriters propose initially to offer the Class A certificates to the public at the price set forth on the cover page of this prospectus supplement and to certain dealers at a price less concessions not in excess of 0.165% of the principal amount of the Class A certificates. The Class A underwriters may allow, and the dealers may reallow, concessions not in excess of 0.100% of the principal amount of the Class A certificates to certain brokers and dealers. After the initial public offering, the public offering price and other selling terms may be changed by the Class A underwriters.

     The Class B underwriters propose initially to offer the Class B certificates to the public at the price set forth on the cover page of this prospectus supplement and to certain dealers at such price less concessions not in excess of 0.195% of the principal amount of the Class B certificates. The Class B underwriters may allow, and such dealers may reallow, concessions not in excess of 0.120% of the principal amount of the Class B certificates to certain brokers and dealers. After the initial public offering, the public offering price and other selling terms may be changed by the Class B underwriters.

     Each underwriter has represented and agreed that:

          (a) it has complied and will comply with all applicable provisions of the Financial Services Act of 1986 and the Public Offers of Securities Regulations 1995 with respect to anything done by it in relation to the certificates in, from or otherwise involving the United Kingdom;

          (b) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the certificates to a person who is of a kind described in Article 11(3) of the Financial Services Act of 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise lawfully be issued or passed on;

          (c) if it is an authorized person under Chapter III of part I of the Financial Services Act 1986, it has only promoted and will only promote (as that term is defined in Regulation 1.02(2) of the Financial Services (Promotion of Unregulated Schemes) Regulations 1991) to any person in the United Kingdom the scheme described in this prospectus supplement and the prospectus if that person is of a kind described either in Section 76(2) of the Financial Services Act 1986 or in Regulation 1.04 of the Financial Services (Promotion of Unregulated Schemes) Regulations 1991; and

          (d) it is a person of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996.

     The underwriters may engage in over-allotment transactions, stabilizing transactions, syndicate covering transactions and penalty bids with respect to the certificates in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment transactions involve syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the certificates so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the certificates in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the certificates originally sold by such syndicate member are purchased in a syndicate covering transaction. These over-allotment transactions, stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the certificates to be higher than they would otherwise be in the absence of the transactions. Neither the bank nor the underwriters represent that the underwriters will engage in any such transactions or that these transactions, once commenced, will not be discontinued without notice at any time.

     The seller will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments the underwriters may be required to make.

     This prospectus supplement and the accompanying prospectus may be used by NatCity Investments, Inc., one of the Class A underwriters and an affiliate of the bank, or another affiliate of the bank in connection with offers and sales related to market-making transactions in the Class A certificates. In these market-making transactions, NatCity Investments, Inc. or another affiliate of the bank may act as a principal or an agent and the sales will be at negotiated prices related to prevailing market prices at the time of the sale. See "Risk Factors -- Ability to Resell Series 2001-1 Certificates Not Assured" in this prospectus supplement.

                           GLOSSARY OF DEFINED TERMS

     Many of the defined terms below contain terms that are defined elsewhere in this glossary and in the "Glossary of Defined Terms" in the accompanying prospectus.

     "ACCUMULATION PERIOD LENGTH" means the number of whole months expected to be required to fully fund the principal funding account no later than the scheduled principal payment date, based on:

          (a) the expected monthly collections of principal receivables expected to be distributable to the certificateholders of all series (excluding certain other series), assuming a principal payment rate no greater than the lowest monthly principal payment rate on the receivables for the preceding twelve months; and

          (b) the amount of principal expected to be distributable to certificateholders of all series (excluding certain other series) which are not expected to be in their revolving periods during the controlled accumulation period.

However, the calculation of accumulation period length may be changed at any time if the rating of the certificates is withdrawn or reduced.

     "ADJUSTED INVESTED AMOUNT" means, for any date of determination, the sum of
(a) the Class A adjusted invested amount, (b) the Class B adjusted invested amount and (c) the collateral adjusted invested amount.

     "AVAILABLE PRINCIPAL COLLECTIONS" means, for any monthly period, an amount equal to the sum of:

     (1) (a) the principal allocation percentage of all collections of principal receivables received during the monthly period; minus

         (b) the amount of reallocated principal collections for the monthly period used to fund the Class A required amount and the Class B required amount; plus

     (2) any shared principal collections with respect to other series in group one that are allocated to Series 2001-1; plus

     (3) any other amounts to be treated as available principal collections pursuant to the Series 2001-1 supplement.

     "BASE RATE" means, for purposes of a pay out event, for any monthly period, the annualized percentage equivalent of a fraction:

     (1) the numerator of which is equal to the sum of Class A monthly interest, Class B monthly interest, collateral minimum monthly interest and the monthly servicing fee for the related distribution date; and

     (2) the denominator of which is the invested amount as of the last day of the preceding monthly period.

     "BUSINESS DAY" means (a) any day other than a Saturday, a Sunday or a day on which national banking associations or state institutions in New York, New York are authorized or obligated by law, executive order or governmental decree to be closed or (b) for purposed of determining LIBOR, a day on which dealings in United States dollars are transacted in the London interbank market in London.

     "CLASS A ADDITIONAL INTEREST" means, for any distribution date, an amount equal to the product of:

     (1) the Class A certificate rate for the related interest period plus 2.0%;

     (2) the actual number of days in such interest period divided by 360; and

     (3) any Class A monthly interest that was due on any prior distribution date and not paid on or prior to the preceding distribution date.

     "CLASS A ADJUSTED INVESTED AMOUNT" means, for any date of determination, an amount equal to the Class A invested amount, minus the funds on deposit in the principal funding account on such date (up to the Class A invested amount).

     "CLASS A AVAILABLE FUNDS" means, for any monthly period, an amount equal to the sum of:

     (1) the Class A floating percentage of collections of finance charge receivables including recoveries and annual membership fees allocated to the invested amount with respect to the monthly period (excluding the portion of collections of finance charge receivables attributable to interchange that is allocable to servicer interchange);

     (2) the aggregate amount of net investment earnings, if any, in the principal funding account which are required to be treated as Class A available funds pursuant to the Series 2001-1 supplement with respect to the related distribution date; and

     (3) amounts, if any, to be withdrawn from the reserve account which are required to be included in Class A available funds pursuant to the Series 2001-1 supplement for the distribution date.

     "CLASS A FLOATING PERCENTAGE" means, for any monthly period, the percentage equivalent (which percentage shall never exceed 100%) of a fraction:

     (1) the numerator of which is equal to the Class A adjusted invested amount as of the close of business on the last day of the preceding monthly period; and

     (2) the denominator of which is equal to the adjusted invested amount as of the close of business on that day;

except that for the first monthly period, the Class A floating percentage shall mean the percentage equivalent of a fraction, the numerator of which is the Class A initial invested amount and the denominator of which is the initial invested amount.

     "CLASS A INVESTED AMOUNT" for any date means an amount equal to:

     (1) the aggregate initial principal amount of the Class A certificates;
         minus

     (2) the aggregate amount of principal payments made to Class A certificateholders on or prior to such date; minus

     (3) the excess, if any, of the aggregate amount of Class A investor charge-offs for all distribution dates preceding such date over the aggregate amount of any reimbursements of Class A investor charge-offs for all distribution dates preceding such date.

However, the Class A invested amount may not be reduced below zero.

     "CLASS A INVESTOR CHARGE-OFFS" means, for any distribution date, the amount of any reductions in the Class A invested amount as described in "Series Provisions -- Defaulted Receivables; Investor Charge-Offs -- Class A Investor Default Amount" in this prospectus supplement.

     "CLASS A INVESTOR DEFAULT AMOUNT" means, for each distribution date, an amount equal to the product of:

     (1) the investor default amount for the related monthly period; and

     (2) the Class A floating percentage for the related monthly period.

     "CLASS A MONTHLY INTEREST" means, for any distribution date, an amount equal to the product of:

     (1) the Class A certificate rate for the related interest period;

     (2) the actual number of days in such interest period divided by 360; and

     (3) the outstanding principal balance of the Class A certificates as of the close of business on the last day of the preceding monthly period.

However, for the first distribution date, Class A monthly interest will be equal to the interest accrued on the initial outstanding principal balance of the Class A certificates at the Class A certificate rate for the period from and including the closing date to but excluding March 15, 2001.

     "CLASS A MONTHLY PRINCIPAL" means, for any distribution date beginning with the first distribution date of the earlier to begin of the controlled accumulation period and the early amortization period, an amount equal to the least of:

     (1) the available principal collections on deposit in the collection account on the distribution date;

     (2) for each distribution date relating to the controlled accumulation period, the applicable controlled deposit amount for the distribution date; and

     (3) the Class A adjusted invested amount on the distribution date.

     "CLASS A PRINCIPAL PERCENTAGE" means, for any monthly period:

          (a) during the revolving period, the percentage equivalent (which percentage shall never exceed 100%) of a fraction:

             (i) the numerator of which is the Class A adjusted invested amount as of the last day of the immediately preceding monthly period; and

             (ii) the denominator of which is the adjusted invested amount as of such day, and

          (b) during the controlled accumulation period or the early amortization period, the percentage equivalent (which percentage shall never exceed 100%) of a fraction:

             (i) the numerator of which is the Class A invested amount as of the end of the revolving period; and

             (ii) the denominator of which is the invested amount as of the end of the revolving period.

However, for the first monthly period, the Class A principal percentage shall mean the percentage equivalent of a fraction, the numerator of which is the initial principal amount of the Class A certificates and denominator of which is the initial invested amount.

     "CLASS A REQUIRED AMOUNT" means the amount, if any, by which:

          (a) the sum of:

             (i) Class A monthly interest due on the related distribution date and overdue Class A monthly interest and Class A additional interest, if any; plus

             (ii) the Class A servicing fee for the related monthly period and overdue Class A servicing fee, if any; plus

             (iii) the Class A investor default amount, if any, for the related monthly period; exceeds

          (b) the Class A available funds for the related monthly period.

     "CLASS B ADDITIONAL INTEREST" means, for any distribution date, an amount equal to the product of:

     (1) the Class B certificate rate for the related interest period plus 2.0%;

     (2) the actual number of days in such interest period divided by 360; and

     (3) any Class B monthly interest that was due on any prior distribution date and not paid on or prior to the preceding distribution date.

     "CLASS B ADJUSTED INVESTED AMOUNT" means, for any date of determination, an amount equal to the Class B invested amount, minus the funds on deposit in the principal funding account in excess of the Class A invested amount on such date (up to the Class B invested amount).

     "CLASS B AVAILABLE FUNDS" means, for any monthly period, an amount equal to the sum of:

     (1) the Class B floating percentage of collections of finance charge receivables including recoveries and annual membership fees allocated to the invested amount with respect to the monthly period (excluding the portion of collections of finance charge receivables attributable to interchange that is allocable to servicer interchange);

     (2) the aggregate amount of net investment earnings, if any, in the principal funding account which are required to be treated as Class B available funds pursuant to the Series 2001-1 supplement with respect to the related distribution date; and

     (3) amounts, if any, to be withdrawn from the reserve account which are required to be included in Class B available funds pursuant to the Series 2001-1 supplement for the distribution date.

     "CLASS B FLOATING PERCENTAGE" means, for any monthly period, the percentage equivalent (which percentage shall never exceed 100%) of a fraction:

     (1) the numerator of which is equal to the Class B adjusted invested amount as of the close of business on the last day of the preceding monthly period; and

     (2) denominator of which is equal to the adjusted invested amount as of the close of business on that day;

except that for the first monthly period, the Class B floating percentage shall mean the percentage equivalent of a fraction, the numerator of which is the Class B initial invested amount and the denominator of which is the initial invested amount.

     "CLASS B INVESTED AMOUNT" for any date means an amount equal to:

     (1) the aggregate initial principal amount of the Class B certificates;
         minus

     (2) the aggregate amount of principal payments made to Class B certificateholders prior to such date; minus

     (3) the aggregate amount of Class B investor charge-offs for all prior distribution dates; minus

     (4) the aggregate amount of reallocated Class B principal collections for all prior distribution dates for which the collateral invested amount has not been reduced; minus

     (5) the aggregate amount by which the Class B invested amount has been reduced to fund the Class A investor default amount on all prior distribution dates as described under "Series Provisions -- Defaulted Receivables; Investor Charge-Offs" in this prospectus supplement; plus

     (6) the aggregate amount of excess spread and excess finance charge collections allocated and available on all prior distribution dates for the purpose of reimbursing amounts deducted pursuant to the foregoing clauses (3), (4) and (5).

However, the Class B invested amount may not be reduced below zero.

     "CLASS B INVESTOR CHARGE-OFFS" means, for any distribution date, the amount of any reduction of the Class B invested amount as described in the second paragraph of "Series Provisions -- Defaulted Receivables; Investor
Charge-Offs -- Class B Investor Default Amount" in this prospectus supplement.

     "CLASS B INVESTOR DEFAULT AMOUNT" means, for each distribution date, an amount equal to the product of:

     (1) the investor default amount for the related monthly period; and

     (2) the Class B floating percentage for the related monthly period.

     "CLASS B MONTHLY INTEREST" means, for any distribution date, an amount equal to the product of:

     (1) the Class B certificate rate for the related interest period;

     (2) the actual number of days in the interest period divided by 360; and

     (3) the outstanding principal balance of the Class B certificates as of the close of business on the last day of the preceding monthly period.

However, for the first distribution date, Class B monthly interest will be equal to the interest accrued on the initial outstanding principal balance of the Class B certificates at the Class B certificate rate for the period from and including the closing date to but excluding March 15, 2001.

     "CLASS B MONTHLY PRINCIPAL" means, for any distribution date beginning with the first to occur of (a) the distribution date during the controlled accumulation period on which an amount equal to the Class A invested amount has been deposited in the principal funding account (after taking into account deposits to be made on the distribution date), or (b) the distribution date during the early amortization period immediately preceding the distribution date on which the Class A certificates will be paid in full (after taking into account payments to be made on the distribution date), an amount equal to the least of:

     (1) the available principal collections on deposit in the collection account on the distribution date (minus the portion of such available principal collections applied to Class A monthly principal on the distribution date);

     (2) for each distribution date relating to the controlled accumulation period, the applicable controlled deposit amount for the distribution date (minus the Class A monthly principal for the distribution date); and

     (3) the Class B adjusted invested amount prior to any deposits on the distribution date.

     "CLASS B PRINCIPAL PERCENTAGE" means, for any monthly period:

          (a) during the revolving period, the percentage equivalent (which percentage shall never exceed 100%) of a fraction:

             (i) the numerator of which is the Class B adjusted invested amount as of the last day of the immediately preceding monthly period; and

             (ii) the denominator of which is the adjusted invested amount as of such day, and

          (b) during the controlled accumulation period or the early amortization period, the percentage equivalent (which percentage shall never exceed 100%) of a fraction:

             (i) the numerator of which is the Class B invested amount as of the end of the revolving period; and

             (ii) the denominator of which is the invested amount as of the end of the revolving period.

However, for the first monthly period, the Class B principal percentage shall mean the percentage equivalent of a fraction, the numerator of which is the initial principal amount of the Class B certificates and denominator of which is the initial invested amount.

     "CLASS B REQUIRED AMOUNT" means the sum of:

          (a) the amount, if any, by which:

             (i) the sum of (x) Class B monthly interest due on the related distribution date and overdue Class B monthly interest and Class B additional interest, if any; and(y) the Class B servicing fee for the related monthly period and overdue Class B servicing fee, if any; exceeds

             (ii) the Class B available funds for the related monthly period;
        plus

          (b) the Class B investor default amount, if any, for the related monthly period.

     "CLOSING DATE" means January 31, 2001.

     "COLLATERAL ADJUSTED INVESTED AMOUNT" means, for any date of determination, an amount equal to the collateral invested amount, minus the funds on deposit in the principal funding account in excess of the sum of the Class A invested amount and the Class B invested amount on that date (up to the collateral invested amount).

     "COLLATERAL AVAILABLE FUNDS" means, for any monthly period, an amount equal to the collateral floating percentage of collections of finance charge receivables including recoveries and annual membership fees allocated to the invested amount with respect to the monthly period (excluding the portion of collections of finance charge receivables attributable to interchange that is allocable to servicer interchange).

     "COLLATERAL CHARGE-OFFS" means, for any distribution date, the amount of any reductions in the collateral invested amount as described in the first paragraph of "Series Provisions -- Defaulted Receivables; Investor Charge-Offs -- Collateral Default Amount" in this prospectus supplement.

     "COLLATERAL DEFAULT AMOUNT" means, for each distribution date, an amount equal to the product of:

     (1) the investor default amount for the related monthly period; and

     (2) the collateral floating percentage for the related monthly period.

     "COLLATERAL FLOATING PERCENTAGE" means, for any monthly period, the percentage equivalent (which shall never exceed 100%) of a fraction:

     (1) the numerator of which is equal to the collateral adjusted invested amount as of the close of business on the last day of the prior monthly period; and

     (2) the denominator of which is equal to the adjusted invested amount as of the close of business on that day;

except that for the first monthly period, the collateral floating percentage shall mean the percentage equivalent of a fraction, the numerator of which is the initial collateral invested amount and the denominator of which it the initial invested amount.

     "COLLATERAL INVESTED AMOUNT" for any date means an amount equal to:

     (1) the initial collateral invested amount, which shall be $27,625,000;
         minus

     (2) the aggregate amount of principal payments made to the collateral interest holder prior to that date; minus

     (3) the aggregate amount of collateral charge-offs for all prior distribution dates; minus

     (4) the aggregate amount of reallocated principal collections for all prior distribution dates; minus

     (5) the aggregate amount by which the collateral invested amount has been reduced to fund the Class A investor default amount and the Class B investor default amount on all prior distribution dates as described under "Series Provisions-- Defaulted Receivables; Investor Charge-Offs" in this prospectus supplement; plus

     (6) the aggregate amount of excess spread and excess finance charge collections allocated and available on all prior distribution dates for the purpose of reimbursing amounts deducted pursuant to the foregoing clauses (3), (4) and (5).

     However, the collateral invested amount may not be reduced below zero.

     "COLLATERAL MINIMUM MONTHLY INTEREST" for any distribution date will equal the product of:

     (1) an amount equal to the London interbank offered rate for one-month United States dollar deposits plus 1.50% per annum or such lesser amount as may be designated in an agreement among the bank and the collateral interest holder;

     (2) the actual number of days in the related interest period divided by 360; and

     (3) the collateral initial invested amount less the aggregate amount distributed to the collateral interest holder in respect of collateral monthly principal for all prior distribution dates.

     "COLLATERAL MONTHLY PRINCIPAL" means, for any distribution date beginning with the first to occur of (a) the distribution date during the controlled accumulation period on which an amount equal to the sum of (i) the Class A invested amount and (ii) the Class B invested amount has been deposited in the principal funding account (after taking into account deposits to be made on such distribution date), or (b) the distribution date during the early amortization period immediately preceding the distribution date on which the Class B certificates will be paid in full (after taking into account payments to be made on such distribution date), an amount equal to the least of:

     (1) the available principal collections on deposit in the collection account with respect to the distribution date (minus the portion of such available principal collections applied to Class A monthly principal and Class B monthly principal on the distribution date);

     (2) for each distribution date with respect to the controlled accumulation period, the applicable controlled deposit amount for such distribution date (minus the sum of the Class A monthly principal and the Class B monthly principal for the distribution date); and

     (3) the collateral adjusted invested amount prior to any deposits on the distribution date.

     "COLLATERAL PRINCIPAL PERCENTAGE" means, for any monthly period,

     (a) during the revolving period, the percentage equivalent (which percentage shall never exceed 100%) of a fraction:

        (i) the numerator of which is the collateral invested amount as of the last day of the immediately preceding monthly period; and

        (ii) the denominator of which is the invested amount as of such day, and

     (b) during the controlled accumulation period or the early amortization period, the percentage equivalent (which percentage shall never exceed 100%) of a fraction:

        (i) the numerator of which is the collateral invested amount as of the end of the revolving period, and

        (ii) the denominator of which is the invested amount as of the end of the revolving period.

However, for the first monthly period, the collateral principal percentage shall mean the percentage equivalent of a fraction, the numerator of which is the initial collateral invested amount and denominator of which is the initial invested amount.

     "CONTROLLED ACCUMULATION AMOUNT" means for any distribution date during the controlled accumulation period, $35,416,666.67. However, if the commencement of the controlled accumulation period is delayed as described above under "Series Provisions -- Postponement of Controlled Accumulation Period" in this prospectus supplement, the controlled accumulation amount may be higher than the amount stated above for each distribution date with respect to the controlled accumulation period and will be determined by the servicer in accordance with the Series 2001-1 supplement based on the principal payment rates for the accounts of the trust and on the invested amounts of other series (other than certain excluded series) which are scheduled to be in their revolving periods and then scheduled to create shared principal collections during the controlled accumulation period.

     "CONTROLLED ACCUMULATION PERIOD" means the period of time described under "Series Provisions -- Principal Payments -- Controlled Accumulation Period" in this prospectus supplement.

     "CONTROLLED DEPOSIT AMOUNT" means for any distribution date during the controlled accumulation period, the sum of the applicable controlled accumulation amount and any controlled accumulation amount for any prior monthly period not deposited in the principal funding account.

     "COVERED AMOUNT" means, for any distribution date, the sum of:

     (1) the product of:

         (a) the Class A certificate rate for the related interest period;

         (b) a fraction, the numerator of which is the actual number of days in the related interest period, and the denominator of which is 360; and

         (c) the aggregate amount on deposit in the principal funding account with respect to Class A monthly principal as of the record date immediately preceding the distribution date; and

     (2) the product of:

         (a) the Class B certificate rate for the related interest period;

         (b) a fraction, the numerator of which is the actual number of days in the related interest period, and the denominator of which is 360; and

         (c) the aggregate amount on deposit in the principal funding account with respect to Class B monthly principal as of the record date immediately preceding the distribution date.

     "DISTRIBUTION DATE" means March 15, 2001 and the 15th day of each following month, or, if such 15th day is not a business day, the next succeeding business day.

     "EARLY AMORTIZATION PERIOD" means the period of time described under "Series Provisions -- Principal Payments -- Early Amortization Period" in this prospectus supplement.

     "EXCESS SPREAD" means, with respect to any distribution date, an amount equal to the sum of the amounts described in clause (A)(iv), clause (B)(iii) and clause (C)(ii) of "Series Provisions -- Application of Collections -- Payment of Interest, Fees and Other Items" in this prospectus supplement.

     "FLOATING ALLOCATION PERCENTAGE" means, for any monthly period, the percentage equivalent of a fraction:

     (1) the numerator of which is the adjusted invested amount as of the close of business on the last day of the preceding monthly period; and

     (2) the denominator of which is the greater of:

         (x) the sum of (1) the total amount of principal receivables in the trust as of the close of business on the last day of the preceding monthly period and (2) the principal amount on deposit in the special funding account on the close of business on the last day of the preceding monthly period; and

         (y) the sum of the numerators used to calculate the floating allocation percentages for all outstanding series on the date of such determination.

However, for any monthly period in which an addition of accounts occurs or in which a removal of accounts occurs, the amount in clause (x)(1) above shall be the average of following amounts, weighted by the number of days in the respective periods referred to in the following clauses:

         (i) the aggregate amount of principal receivables in the trust as of the close of business on the last day of the prior monthly period for the period from and including the first day of the monthly period to but excluding the related addition date or removal date; and

         (ii) the aggregate amount of principal receivables in the trust at the end of the day on the related addition date or removal date for the period from and including the related addition date or removal date to and including the last day of the monthly period.

     "GROUP ONE" means the group of series issued by the trust which includes Series 2001-1 and the series listed on Annex I.

     "INTEREST PERIOD" means the period in which interest accrues beginning with any distribution date until the succeeding distribution date, but in the case of the first distribution date, beginning on the closing date until the first distribution date, but excluding the interest payment date.

     "INVESTED AMOUNT" for any date means an amount equal to the sum of the Class A invested amount, the Class B invested amount and the collateral invested amount on that date.

     "INVESTOR DEFAULT AMOUNT" means, for any monthly period, the product of:

     (1) the floating allocation percentage for the monthly period; and

     (2) the amount of receivables in accounts, the receivables in which have been written of as uncollectible for the monthly period.

     "LIBOR" means, as of any LIBOR determination date, the rate for one-month United States dollar deposits that appears on Telerate Page 3750 as of 11:00 a.m., London time, on that date. If this rate does not appear on Telerate Page 3750, the rate for that date will be determined on the basis of the rates at which one month United States dollar deposits are offered by four major banks selected by the servicer at approximately 11:00 a.m., London time, on that day to prime banks in the London interbank market for such one-month period. The trustee will request the principal London office of each such bank to provide a quotation of its rate. If at least two quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that date will be the arithmetic mean of the rates quoted by major banks in New York City, selected by the servicer, at approximately 11:00 a.m., New York City time, on that day for one-month loans in United States dollars to leading European banks for the one-month period. If on a LIBOR determination date, the banks selected by the servicer are not quoting rates, LIBOR for the interest period will be LIBOR as determined on the previous LIBOR determination date.

     "LIBOR DETERMINATION DATE" means January 29, 2001 for the period from and including the closing date to but excluding February 15, 2001, February 13, 2001 for the period from and including February 15, 2001 to but excluding March 15, 2001 and the second London business day prior to the commencement of each interest period thereafter.

     "MONTHLY PERIOD" means the period from and including the first day of a calendar month to and including the last day of such calendar month (other than the initial monthly period, which will commence on and include the closing date and end on and include February 28, 2001).

     "MONTHLY SERVICING FEE" means, with respect to any distribution date, an amount equal to one-twelfth of (a) the product of (i) the series servicing fee percentage and (ii) servicing base amount, minus (b) the product of the servicer interchange percentage and the servicing base amount. However, for the first distribution date, the monthly servicing fee will be equal to $365,972.00.

     "NET SERVICING FEE RATE" means the series servicing fee percentage less the servicer interchange percentage.

     "PAY OUT EVENT" means any of the events described in clauses (a) through
(f) of "Series Provisions -- Pay Out Events" in this prospectus supplement and any of the events described in clauses (a) through (c) of "Description of the Certificates -- Pay Out Events" in the accompanying prospectus.

     "PORTFOLIO YIELD" means, for any monthly period, the annualized percentage equivalent of a fraction:

     (a) the numerator of which is equal to:

        (i) the floating allocation percentage of collections of finance charge receivables (including recoveries, interchange and annual membership fees), plus

        (ii) net investment earnings on amounts in the principal funding account deposited into the collection account for such monthly period, plus

        (iii) the amount withdrawn from the reserve account deposited into the collection account for such monthly period as described in "Series Provisions -- Reserve Account" in this prospectus supplement, minus

        (iv) the investor default amount for such monthly period, and

     (b) the denominator of which is the invested amount as of the last day of the preceding monthly period (or for the first monthly period, the invested amount as of the closing date).

     "PRINCIPAL ALLOCATION PERCENTAGE" means, for any monthly period, the percentage equivalent of a fraction (which percentage shall never exceed 100%):

     (1) the numerator of which is, during the revolving period, the invested amount as of the last day of the immediately preceding monthly period, and, during the controlled accumulation period or the early amortization period, the invested amount as of the close of business on the last day of the revolving period; and

     (2) the denominator of which is the greater of:

         (x) the sum of (1) the total amount of principal receivables in the trust as of the close of business on the last day of the prior monthly period and (2) the principal amount on deposit in the special funding account on the close of business on the last day of the prior monthly period; and

         (y) the sum of the numerators used to calculate the principal allocation percentages for all outstanding series as of the date as to which such determination is being made.

However, for any monthly period in which an addition of accounts occurs or in which a removal of accounts occurs, the amount in clause (x)(1) above shall be the average of following amounts, weighted by the number of days in the respective periods referred to in the following clauses:

         (i) the aggregate amount of principal receivables in the trust as of the close of business on the last day of the prior monthly period for the period from and including the first day of the monthly period to but excluding the related addition date or removal date; and

         (ii) the aggregate amount of principal receivables in the trust at the end of the day on the related addition date or removal date for the period from and including the related addition date or removal date to and including the last day of the monthly period.

However, if the controlled accumulation period or the early amortization period has commenced and a pay out event occurs with respect to another Series that was designated as a Series that is "paired" with respect to Series 2001-1, the seller may, upon satisfaction of certain conditions, designate a different numerator for the above fraction.

     "PRINCIPAL FUNDING ACCOUNT" means the account established as described under "Series Provisions -- Principal Funding Account" in this prospectus supplement.

     "PRINCIPAL SHORTFALLS" means any principal distributions to certificateholders and deposits to principal funding accounts for any series that are either scheduled or permitted and that have not been covered out of the investor principal collections and certain other amounts for a series.

     "REALLOCATED CLASS B PRINCIPAL COLLECTIONS" for any monthly period means collections of principal receivables allocable to the Class B invested amount for that monthly period in an amount not to exceed the amount applied to fund the Class A required amount, if any; provided that this amount will not exceed the Class B invested amount after giving effect to any Class B investor charge-offs for the related distribution date.

     "REALLOCATED COLLATERAL PRINCIPAL COLLECTIONS" for any monthly period means collections of principal receivables allocable to the collateral invested amount for that monthly period in an amount not to exceed the amount applied to fund the Class A required amount and the Class B required amount, if any;

provided that this amount will not exceed the collateral invested amount after giving effect to any collateral charge-offs for the related distribution date.

     "REALLOCATED PRINCIPAL COLLECTIONS" for any monthly period means the sum of
(a) the reallocated Class B principal collections for the monthly period, if any, and (b) the reallocated collateral principal collections for the monthly period, if any.

     "REQUIRED RESERVE ACCOUNT AMOUNT" means, for any distribution date, an amount equal to:

     (1) 0.50% of the invested amount as of the preceding distribution date (after giving effect to all distributions on that date); or

     (2) any other amount designated by the seller, except that if the designation is of a lesser amount, the seller will provide the servicer, the collateral interest holder and the trustee with evidence that the rating of the certificates has not been withdrawn or reduced, and the seller will deliver to the trustee a certificate of an authorized officer of the seller to the effect that, based on the facts known to such officer at such time, in the reasonable belief of the seller, the designation will not cause a pay out event or an event that, after the giving of notice or the lapse of time, would cause a pay out event to occur with respect to Series 2001-1.

     "RESERVE ACCOUNT" means the account established as described under "Series Provisions -- Reserve Account" in this prospectus supplement.

     "REVOLVING PERIOD" means the period of time described under "Series Provisions -- Principal Payments -- Revolving Period" in this prospectus supplement.

     "SCHEDULED PRINCIPAL PAYMENT DATE" means January 17, 2006, the date the trust is expected to pay available principal amounts to the certificateholders.

     "SERIES 2001-1 SUPPLEMENT" means the supplement to the pooling and servicing agreement dated as of the closing date.

     "SERIES 2001-1 TERMINATION DATE" means the date earliest of:

     (1) the day after the distribution date on which the invested amount is paid in full;

     (2) January 15, 2008, which is the final date on which principal and interest on the certificates will be made, or, if that date is not a business day, the next business day; or

     (3) the trust termination date.

     "SERIES SERVICING FEE PERCENTAGE" means 2.0%.

     "SERVICER INTERCHANGE" means for any monthly period, the lesser of:

     (1) the floating allocation percentage of interchange deposited in the collection account during the monthly period; and

     (2) the servicer interchange percentage of the servicing base amount.

     "SERVICER INTERCHANGE PERCENTAGE" means 1.0%.

     "SERVICING BASE AMOUNT" means an amount equal to:

     (1) the invested amount as of the last day of the monthly period preceding the distribution date; minus

     (2) the product of the amount, if any, on deposit in the special funding account as of the last day of the monthly period preceding the distribution date and the floating allocation percentage for the monthly period.

     "TELERATE PAGE 3750" means the display page currently so designated on the Bridge Telerate Market Report (or such other page as may replace that page on that service for the purpose of displaying comparable rates or prices).

                                    ANNEX I
                       PREVIOUS ISSUANCES OF CERTIFICATES

     The table below sets forth the principal characteristics of the other series previously issued by the trust that are currently outstanding, all of which are in GROUP ONE. For more specific information with respect to any series, any prospective investor should contact the bank at 1-800-622-4204. The bank will provide, without charge, to any prospective purchaser of the certificates, a copy of the disclosure documents for any previous publicly-issued series.

1. Series 1995-1


Initial Class A Invested Amount..............  $470,000,000
Class A Certificate Rate.....................  One-Month LIBOR plus 0.18% per annum
Initial Class B Invested Amount..............  $30,000,000
Class B Certificate Rate.....................  One-Month LIBOR plus 0.30% per annum
Class A Expected Final Payment Date..........  December 2000 Distribution Date
Class B Expected Final Payment Date..........  February 2001 Distribution Date
Cash Collateral Amount.......................  $32,500,000
Other Enhancement for the Class A
  Certificates...............................  Subordination of Class B Certificates
Series 1995-1 Termination Date...............  February 2002 Distribution Date
Series Issuance Date.........................  June 14, 1995

2. Series 2000-1


Initial Class A Invested Amount..............  $525,000,000
Class A Certificate Rate.....................  One-Month LIBOR plus 0.15% per annum
Initial Class B Invested Amount..............  $36,000,000
Class B Certificate Rate.....................  One-Month LIBOR plus 0.40% per annum
Scheduled Principal Payment Date.............  August 2005 Distribution Date
Initial Collateral Invested Amount...........  $39,000,000
Other Enhancement for the Class A
  Certificates...............................  Subordination of Class B Certificates
Series 2000-1 Termination Date...............  August 2007 Distribution Date
Series Issuance Date.........................  August 24, 2000

                                                                        ANNEX II

                               THE BANK PORTFOLIO

GENERAL

     Set forth below is certain information with respect to the bank portfolio. See "The Bank's Credit Card Activities" in the prospectus. The ACCOUNTS have been selected from ELIGIBLE ACCOUNTS, determined as of the TRUST CUT-OFF DATE in the designated portfolio. The designated portfolio is a portion of the bank portfolio that consists of accounts owned by the bank and originated by the bank or institutions acquired by the bank. The following tables show the delinquency, loss, yield and payment experience for the bank portfolio beginning on April 1, 1999. On April 1, 1999, the bank completed the process of acquiring the credit card portfolios of certain of its affiliates. Information prior to April 1, 1999 is shown pro forma as if the bank had purchased the credit card portfolios of its affiliates as of the beginning of 1997. As of the beginning of the day on November 30, 2000, the receivables in the trust portfolio (including receivables that have been or will be added to the trust between November 30, 2000 and the CLOSING DATE) represented approximately 89.26% of the bank portfolio. Because the trust portfolio is only a portion of the bank portfolio, actual delinquency, loss, yield and payment rate characteristics of the receivables in the trust may be different from that set forth below for the bank portfolio. We cannot assure you that the delinquency, loss, yield and payment rate characteristics for the receivables in the future will be similar to the historical experience of the bank portfolio as set forth below.

DELINQUENCY AND LOSS EXPERIENCE

     The following tables set forth the delinquency experience for the bank portfolio at the dates shown and loss experience for the bank portfolio for each of the periods shown. Any particular segment of the bank portfolio may have delinquency and gross charge-off characteristics different from those of the overall bank portfolio.

                             DELINQUENCY EXPERIENCE
                               THE BANK PORTFOLIO
                             (DOLLARS IN THOUSANDS)

                                                                                     DECEMBER 31,
                                                   ---------------------------------------------------------------------------------
                           NOVEMBER 30, 2000                 1999                        1998                        1997
                       -------------------------   -------------------------   -------------------------   -------------------------
                                     PERCENTAGE                  PERCENTAGE                  PERCENTAGE                  PERCENTAGE
                                      OF TOTAL                    OF TOTAL                    OF TOTAL                    OF TOTAL
                       RECEIVABLES   RECEIVABLES   RECEIVABLES   RECEIVABLES   RECEIVABLES   RECEIVABLES   RECEIVABLES   RECEIVABLES
                       -----------   -----------   -----------   -----------   -----------   -----------   -----------   -----------
Receivables
  Outstanding(1).....  $2,185,784       100.00%    $2,118,054       100.00%    $2,080,333       100.00%    $2,436,236       100.00%
Receivables
  Delinquent:
  30 to 59 Days......  $   39,839         1.82%    $   36,094         1.70%    $   43,144         2.07%    $   43,745         1.80%
  60 to 89 Days......      22,393         1.03         26,920         1.27         30,141         1.45         26,134         1.07
  90 Days or More....      15,565         0.71         17,501         0.83         22,368         1.08         28,788         1.18
                       ----------      -------     ----------      -------     ----------      -------     ----------      -------
        Total........  $   77,797         3.56%    $   80,515         3.80%    $   95,653         4.60%    $   98,667         4.05%
                       ==========      =======     ==========      =======     ==========      =======     ==========      =======

---------------

(1) Information prior to April 1, 1999 is shown pro forma as if the bank had purchased the credit card portfolios of its affiliates as of the beginning of 1997. "Receivables Outstanding" on the accounts consist of all amounts due from cardholders as posted to the accounts at the dates shown.

                                LOSS EXPERIENCE
                               THE BANK PORTFOLIO
                             (DOLLARS IN THOUSANDS)

                                                       ELEVEN MONTHS           YEAR ENDED DECEMBER 31,
                                                           ENDED         ------------------------------------
                                                     NOVEMBER 30, 2000      1999         1998         1997
                                                     -----------------   ----------   ----------   ----------
Average Receivables Outstanding(1).................     $2,065,154       $2,003,165   $2,192,429   $2,444,439
Gross Charge-Offs(2)...............................         96,256          118,500      133,688      132,864
Recoveries(3)......................................         19,708           21,600       18,558       15,636
Net Charge-Offs....................................         76,548           96,900      115,130      117,228
Net Charge-Offs as a percentage of Average
  Receivables Outstanding..........................           4.04%(4)         4.84%        5.25%        4.80%

---------------

(1) Information prior to April 1, 1999 is shown pro forma as if the bank had purchased the credit card portfolios of its affiliates as of the beginning of 1997. "Average Receivables Outstanding" is the average of the daily receivable balance during the period indicated.

(2) "Gross Charge-Offs" are total principal and interest charge-offs before recoveries and do not include the amount of any reductions in Average Receivables Outstanding due to fraud, returned goods, customer disputes or other miscellaneous credit adjustments.

(3) "Recoveries" are total recoveries with respect to charged-off accounts owned by National City.

(4) Annualized.

     The bank's delinquency and loss rates at any time reflect, among other factors, the credit quality of the credit card accounts, the average seasoning of the bank's accounts, the success of the bank's collection efforts and general economic conditions. The industry continues to experience intense competition, which results in increased account turnover and higher costs per account. The bank's focus continues to be to optimize the profitability of each account within the context of acceptable risk characteristics. As the bank increases market penetration, it will continue to focus on segments of the credit market which have been highly profitable, and the bank believes its delinquency and loss rates will generally follow industry trends.

REVENUE EXPERIENCE

     The following table sets forth the revenues from finance charges and fees billed with respect to the bank portfolio for each of the periods shown.

     The historical yield figures in the following table are calculated on an accrual basis. Collections of receivables included in the trust will be on a cash basis and may not reflect the historical yield experience in the table. During periods of increasing delinquencies or periodic payment deferral programs, accrual yields may exceed cash amounts collected from cardholders. Conversely, cash yields may exceed accrual yields as amounts collected in a current period may include amounts accrued during prior periods.

     However, the bank believes that during the periods contained in the following table, the yield on an accrual basis closely approximated the yield on a cash basis. The yield on both an accrual and a cash basis will be affected by numerous factors, including the monthly periodic finance charges on the receivables, the amount of the annual membership fees and other fees, changes in the delinquency rate on the receivables and the percentage of cardholders who pay their balances in full each month and do not incur monthly periodic finance charges. See "Risk Factors" in the accompanying prospectus.

                                YIELD EXPERIENCE
                               THE BANK PORTFOLIO

                                                              ELEVEN MONTHS
                                                                  ENDED        YEAR ENDED DECEMBER 31,
                                                              NOVEMBER 30,    --------------------------
                                                                  2000         1999      1998      1997
                                                              -------------   ------    ------    ------
Average Account Monthly Accrued Finance Charges and Fees....     $   16       $   13    $   13    $   12
Average Account Balance(1)..................................     $1,005       $  825    $  860    $  803
Yield from Finance Charges and Fees(2)......................      15.93%       15.61%    16.23%    15.41%
Yield from Interchange(3)...................................       3.06%        3.04%     2.53%     2.24%
                                                                 ------       ------    ------    ------
Yield from Finance Charges, Fees and Interchange(4).........      18.99%       18.65%    18.76%    17.65%
                                                                 ======       ======    ======    ======

---------------

(1) Information prior to April 1, 1999 is shown pro forma as if the bank had purchased the credit card portfolios of its affiliates as of the beginning of 1997. "Average Account Balances" includes purchases, cash advances and accrued and unpaid monthly periodic finance and other charges and are calculated based on the average of the account balances during the periods shown for accounts with charging privileges.

(2) "Yield from Finance Charges and Fees" is the result of dividing the annualized Average Account Monthly Accrued Finance Charges and Fees by the Average Account Balance for the period.

(3) "Yield from Interchange" is the result of dividing annualized revenue attributable to Interchange received during the period by the Average Account Balance for the period.

(4) The percentage reflected for the eleven months ended November 30, 2000 is an annualized figure.

     The revenue for the bank portfolio shown in the above table is comprised of monthly periodic finance charges, credit card fees and interchange. These revenues vary for each account based on the type and volume of activity for each account. Because the trust portfolio is only a portion of the bank portfolio, actual yield with respect to receivables in the trust may be different from that set forth above for the bank portfolio. See "Risk Factors" and "The Bank's Credit Card Activities" in the accompanying prospectus.

PAYMENT RATES

     The following table sets forth the highest and lowest cardholder monthly payment rates for the bank portfolio during any month in the period shown and the average cardholder monthly payment rates for all months during the periods shown, in each case calculated as a percentage of total opening monthly account balances during the periods shown. Payment rates shown in the table are based on payments of PRINCIPAL RECEIVABLES and FINANCE CHARGE RECEIVABLES with respect to the ACCOUNTS.

                        CARDHOLDER MONTHLY PAYMENT RATES
                               THE BANK PORTFOLIO

                                                              ELEVEN MONTHS
                                                                  ENDED       YEAR ENDED DECEMBER 31,
                                                              NOVEMBER 30,    -----------------------
                                                                  2000        1999     1998     1997
                                                              -------------   -----    -----    -----
Lowest Month(1).............................................      17.56%      17.67%   16.72%   14.74%
Highest Month...............................................      20.84%      20.99%   19.28%   18.91%
Monthly Average.............................................      19.22%      19.05%   18.06%   16.64%

---------------

(1) Information prior to April 1, 1999 is shown pro forma as if the bank had purchased the credit card portfolios of its affiliates as of the beginning of 1997.

     The amount of collections of receivables may vary from month to month due to seasonal variations, general economic conditions and payment habits of individual cardholders.

                                THE RECEIVABLES

     Each of the trust portfolio numbers provided in this section include receivables that have been or will be added to the trust between November 30, 2000 and the CLOSING DATE.

     As of November 30, 2000:

     - the trust portfolio included $1,921,819,287 of PRINCIPAL RECEIVABLES and $29,278,602 of FINANCE CHARGE RECEIVABLES;

     - the ACCOUNTS had an average principal balance of $1,114 and an average credit limit of $7,804;

     - the percentage of the aggregate total receivables balance to the aggregate total credit limit was 14.49%;

     - the average age of the accounts was approximately 107 months;

     - 58% of the accounts were premium accounts and 42% of the accounts were standard accounts; and

     - the aggregate principal receivable balances of premium accounts and standard accounts, as a percentage of the total aggregate principal receivables, were 64% and 36%, respectively.

     The following tables summarize the trust portfolio by various criteria as of November 30, 2000. References to "Receivables Outstanding" in the following tables include both finance charge receivables and principal receivables. Because the future composition of the trust portfolio may change over time, these tables are not necessarily indicative of the composition of the trust portfolio at any subsequent time.

                         COMPOSITION BY ACCOUNT BALANCE
                                TRUST PORTFOLIO

                                                            PERCENTAGE
                                                             OF TOTAL
                                                              NUMBER                      PERCENTAGE
                                                NUMBER OF       OF                         OF TOTAL
            ACCOUNT BALANCE RANGE               ACCOUNTS     ACCOUNTS     RECEIVABLES     RECEIVABLES
            ---------------------               ---------   ----------   --------------   -----------
Credit Balance................................     18,463       1.07%    $   (2,510,829)     (0.13)%
Zero Balance..................................    794,207      46.04                 --       0.00
$0.01 to $500.................................    316,173      18.33         59,314,690       3.04
$500.01 to $1,000.............................    122,067       7.08         89,214,665       4.57
$1,000.01 to $1,500...........................     77,423       4.49         95,930,407       4.92
$1,500.01 to $5,000...........................    270,846      15.70        809,466,087      41.48
$5,000.01 to $10,000..........................    117,458       6.81        798,880,414      40.95
$10,000.01 or More............................      8,197       0.48        100,802,455       5.17
                                                ---------     ------     --------------     ------
          TOTAL...............................  1,724,834     100.00%    $1,951,097,889    100.00%
                                                =========     ======     ==============     ======

                          COMPOSITION BY CREDIT LIMIT
                                TRUST PORTFOLIO

                                                            PERCENTAGE
                                                             OF TOTAL
                                                              NUMBER                      PERCENTAGE
                                                NUMBER OF       OF                         OF TOTAL
              CREDIT LIMIT RANGE                ACCOUNTS     ACCOUNTS     RECEIVABLES     RECEIVABLES
              ------------------                ---------   ----------   --------------   -----------
$0 to $500....................................     21,323       1.24%    $    3,564,777       0.18%
$500.01 to $1,000.............................     38,049       2.21         12,309,212       0.63
$1,000.01 to $1,500...........................     33,757       1.96         16,913,591       0.87
$1,500.01 to $5,000...........................    430,539      24.96        412,381,567      21.14
$5,000.01 to $10,000..........................    764,747      44.33      1,035,639,919      53.08
$10,000.01 or More............................    436,419      25.30        470,288,823      24.10
                                                ---------     ------     --------------     ------
          TOTAL...............................  1,724,834     100.00%    $1,951,097,889     100.00%
                                                =========     ======     ==============     ======

                      COMPOSITION BY PERIOD OF DELINQUENCY
                                TRUST PORTFOLIO

                                                            PERCENTAGE
                                                             OF TOTAL
                                                              NUMBER                      PERCENTAGE
                                                NUMBER OF       OF                         OF TOTAL
            PERIOD OF DELINQUENCY               ACCOUNTS     ACCOUNTS     RECEIVABLES     RECEIVABLES
            ---------------------               ---------   ----------   --------------   -----------
Not Delinquent................................  1,687,016      97.81%    $1,811,349,576      92.83%
30 to 59 Days.................................     24,699       1.43         83,026,240       4.26
60 to 89 Days.................................      6,546       0.38         26,545,857       1.36
90 Days or More...............................      6,573       0.38         30,176,216       1.55
                                                ---------     ------     --------------     ------
          TOTAL...............................  1,724,834     100.00%    $1,951,097,889     100.00%
                                                =========     ======     ==============     ======

                           COMPOSITION BY ACCOUNT AGE
                                TRUST PORTFOLIO

                                                            PERCENTAGE
                                                             OF TOTAL
                                                              NUMBER                      PERCENTAGE
                                                NUMBER OF       OF                         OF TOTAL
                 ACCOUNT AGE                    ACCOUNTS     ACCOUNTS     RECEIVABLES     RECEIVABLES
                 -----------                    ---------   ----------   --------------   -----------
6 Months or Less..............................     17,415       1.01%    $   25,974,863       1.33%
Over 6 to 12 Months...........................    121,857       7.06        156,904,106       8.04
Over 12 to 24 Months..........................    186,833      10.83        203,111,721      10.41
Over 24 to 36 Months..........................    108,996       6.32         98,296,954       5.04
Over 36 to 48 Months..........................     97,543       5.66        112,414,547       5.76
Over 48 to 60 Months..........................     98,116       5.69        121,380,343       6.22
Over 60 to 72 Months..........................     96,198       5.58        129,976,641       6.66
Over 72 Months................................    997,876      57.85      1,103,038,714      56.54
                                                ---------     ------     --------------     ------
          TOTAL...............................  1,724,834     100.00%    $1,951,097,889     100.00%
                                                =========     ======     ==============     ======

                      GEOGRAPHIC DISTRIBUTION OF ACCOUNTS
                                TRUST PORTFOLIO

                                                            PERCENTAGE
                                                             OF TOTAL
                                                              NUMBER                      PERCENTAGE
                                                NUMBER OF       OF                         OF TOTAL
              STATE OR TERRITORY                ACCOUNTS     ACCOUNTS     RECEIVABLES     RECEIVABLES
              ------------------                ---------   ----------   --------------   -----------
Michigan......................................    362,635      21.02%    $  388,059,281      19.89%
Ohio..........................................    311,210      18.04        395,656,193      20.28
Illinois......................................    166,987       9.68        169,846,036       8.71
Pennsylvania..................................    147,939       8.58        182,036,812       9.33
Indiana.......................................    132,706       7.69        164,359,877       8.42
Kentucky......................................     89,525       5.19         96,438,847       4.94
Massachusetts.................................     59,264       3.44         63,293,733       3.24
California....................................     50,427       2.92         50,993,652       2.61
Minnesota.....................................     41,276       2.39         37,842,922       1.94
New York......................................     40,002       2.32         41,818,342       2.14
Other.........................................    322,863      18.73        360,752,194      18.50
                                                ---------     ------     --------------     ------
          TOTAL...............................  1,724,834     100.00%    $1,951,097,889     100.00%
                                                =========     ======     ==============     ======